Exhibit 10.6

Execution Version

SIXTH AMENDMENT

TO

REVENUE INTEREST FINANCING AGREEMENT

This SIXTH AMENDMENT TO REVENUE INTEREST FINANCING AGREEMENT, dated as of October 7, 2025 (this “Amendment”), is by and among KARYOPHARM THERAPEUTICS INC. (the “Company”), HEALTHCARE ROYALTY PARTNERS III, L.P. (“HCRP Fund III”), HEALTHCARE ROYALTY PARTNERS IV, L.P. (“HCRP Fund IV” and together with HCRP Fund III, the “Original Investors”), HCRX INVESTMENTS HOLDCO, LLC (“Holdco,” successor-in-interest or assignee of HCRP OVERFLOW FUND, L.P. (“HCRP OF”), HCR STAFFORD FUND, L.P. (“Stafford”) and HCR POTOMAC FUND, L.P. (“Potomac”, and together with HCRP OF and Stafford, the “Former Investors”)), HCR CANARY FUND, L.P. (“Canary”), HCR MOLAG FUND, L.P. (“Molag”, which, together with Canary and each of the Former Investors, was added as an Investor to the Original Agreement (as defined below) pursuant to the First Omnibus Amendment (as defined below), with the Original Investors, Holdco, Canary and Molag being the “Current Investors”), HEALTHCARE ROYALTY MANAGEMENT, LLC (the “Investor Representative”) and HCR KARYOPHARM SPV, LLC (the “Collateral Agent”). Each of the parties hereto is referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to such terms in, or incorporated by reference into, the Amended Agreement (as defined below), unless otherwise indicated.

RECITALS

WHEREAS, the Company and the Original Investors are parties to that certain Revenue Interest Financing Agreement, dated as of September 14, 2019 (the “Original Agreement”), by and between the Company and the Original Investors (as amended by the Omnibus Amendment to Transaction Documents, dated as of June 23, 2021 (the “First Omnibus Amendment”), as further amended by the Second Amendment to Revenue Interest Financing Agreement, dated as of August 1, 2023, as further amended by the Second Omnibus Amendment to Transaction Documents, dated as of May 8, 2024, as further amended by the Third Amendment to Revenue Interest Financing Agreement, dated as of August 14, 2025, as further amended by the Fourth Amendment to Revenue Interest Financing Agreement, dated as of August 27, 2025, and as otherwise amended, restated, amended and restated, modified, supplemented or extended from time to time prior to the date hereof, the “Existing Agreement”);

WHEREAS, On July 27, 2025, Healthcare Royalty Partners III, L.P. assigned its interests in the Revenue Interest Financing, Term Loan Notes, and the Existing 2029 Convertible Notes to its affiliates, HCRS Investments Holdco LLC and GARx I, L.P;

WHEREAS, the Parties desire to amend the Existing Agreement as provided in this Amendment as of the Sixth Amendment Effective Date (as defined below);

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Party hereto agrees as follows:

1. Naming Convention.

This Amendment is titled “Sixth Amendment to Revenue Interest Financing Agreement”, as it is the sixth amendment to the Original Agreement, counting the First Omnibus Amendment as the first amendment to the Original Agreement. As of the Sixth Amendment Effective Date, no “Fifth Amendment to Revenue Interest Financing Agreement” exists.

2. Amendments, Waivers and Acknowledgements.

(a) Each of the parties hereto agrees that on the Sixth Amendment Effective Date, the Existing Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit A hereto (the “Amended Agreement”).

(b) The Current Investors and Investor Representative consent to the Sixth Amendment Transactions (as defined in the Amended Agreement) and acknowledge and agree that the Sixth Amendment Transactions shall not constitute a Change of Control under the Existing Agreement or the Amended Agreement.

(c) The Current Investors and Investor Representative acknowledge and agree that on the Sixth Amendment Effective Date any Defaults or Events of Default under the Existing Agreement shall be automatically waived and deemed to not have occurred.

(d) Each of the parties hereto agree that this Amendment shall be effective immediately upon the execution and delivery of this Amendment by the Company, the Current Investors, the Investor Representative and the Collateral Agent and the amendments, waivers, acknowledgements and consents set forth in Section 2(a), (b) and (c) shall automatically be effective upon the Sixth Amendment Effective Date.

3. Conditions to Sixth Amendment Effective Date. The effectiveness of the amendments, waivers, acknowledgements and consents set forth in Section 2(a), (b) and (c) of this Amendment is subject to the satisfaction (or waiver) of the following conditions (the date of satisfaction of such conditions being referred to herein as the “Sixth Amendment Effective Date”):

(a) the exchange of $24,250,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2025, issued under that certain Indenture, dated October 16, 2018, by and between the Company and Wilmington Trust, National Association (as the same may be amended, supplemented, restated or refinanced), for shares of Capital Stock of the Company, and warrants to purchase shares of Capital Stock of the Company pursuant to that certain Exchange Agreement, dated as of October 7, 2025, among the Company and each Exchanging Holder (as defined therein) party thereto shall have been consummated;

(b) the Company shall have paid to the Investor Representative (for the account of the Investors) a consent fee equal to $1,161,362, in the form of fully paid and non-assessable shares of common stock of the Company and calculated based on the closing price of the Company’s common stock on the NASDAQ Global Market on the date hereof, which amount shall be disregarded for the purposes of determining if the Hard Cap requirement set forth in the Amended Agreement has been satisfied; and

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(c) the Company shall have delivered to the Investor Representative a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit F-2 to the Senior Loan Agreement.

4. Effect on Successors and Assigns.

The provisions of this Amendment are binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto in respect of the Amended Agreement.

5. Counterparts; Electronic Signatures.

This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. The words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Amendment or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, enforceability and admissibility as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each Party hereby consents to the use of any secure third party electronic signature capture service providers (including, without limitation, DocuSign), as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

6. Headings.

The headings in this Amendment are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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7. Agreements in Full Force and Effect as Amended.

Upon execution of this Amendment, the Existing Agreement shall be, and be deemed to be, modified and amended in accordance with this Amendment. Except as specifically amended hereby, all of the terms and conditions of the Amended Agreement are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. All references to the Existing Agreement in any other document or instrument shall be deemed to mean the Existing Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Amended Agreement but shall constitute an amendment thereof. The Parties hereto agree to be bound by the terms and obligations of the Amended Agreement, as amended by this Amendment, as though the terms and obligations of Amended such Agreement were set forth herein.

8. Waiver of Notice Provisions.

Each Party hereby waives any further requirement for delivery of notice to such Party pursuant to the Amended Agreement or any ancillary document thereto in connection with this Amendment.

9. Governing Law.

THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10. Expenses.

On or prior to the Sixth Amendment Date, the Company shall pay, or cause to be paid, the previously provided invoice of Cadwalader, Wickersham & Taft LLP, counsel to the Investor and its affiliates, for legal fees, expenses and disbursements in connection with the execution of this Sixth Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Richard Paulson
Name: Richard Paulson
Title: President & CEO

HEALTHCARE ROYALTY PARTNERS III, L.P.

By: HealthCare Royalty GP III, LLC, solely in its capacity as general partner of the Member

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HEALTHCARE ROYALTY PARTNERS IV, L.P.

By: HealthCare Royalty GP IV, LLC, solely in its capacity as general partner of the Member

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HCRX INVESTMENTS HOLDCO, LLC

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HCR CANARY FUND, L.P.

By: HCR Canary Fund GP, LLC, solely in its capacity as general partner of the Member

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

[Signature page to Sixth Amendment]

HCR MOLAG FUND, L.P.

By: HCR Molag Fund GP, LLC, solely in its capacity as general partner of the Member

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HEALTHCARE ROYALTY MANAGEMENT, LLC

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCR KARYOPHARM SPV, LLC

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Authorized Person

GARX I, L.P.

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Authorized Person

[Signature page to Sixth Amendment]

Exhibit A

EXHIBIT A

Amended Agreement

REVENUE INTEREST FINANCING AGREEMENT

Dated September 14, 2019

(as amended by the Omnibus Amendment to Transaction Documents, dated as of June 23, 2021, the Second Amendment to Revenue Interest Financing Agreement, dated as of August 1, 2023, the Second Omnibus Amendment to Transaction Documents, dated as of May 8, 2024, the Third Amendment to Revenue Interest Financing Agreement dated as of August 14, 2025, the Fourth Amendment to Revenue Interest Financing Agreement, dated as of August 27, 2025 and the Sixth Amendment to Revenue Interest Financing Agreement, dated as of October 7, 2025)

between

KARYOPHARM THERAPEUTICS INC.,

as the Company,

and

HEALTHCARE ROYALTY PARTNERS III, L.P. ~~AND~~,

HEALTHCARE ROYALTY PARTNERS IV, L.P.,

~~collectively as Investor~~

~~Dated September 14, 2019~~

HCRX INVESTMENTS HOLDCO, LLC,

HCR CANARY FUND, L.P., and

HCR MOLAG FUND, L.P.,

TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1	Defined Terms	1
Section 1.2	Rules of Construction	~~33~~37

ARTICLE II

REVENUE INTEREST FINANCING

Section 2.1	Investment Amount	~~35~~38
Section 2.2	No Assumed Obligations	~~35~~39
Section 2.3	Excluded Assets	~~35~~39

ARTICLE III PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING

Section 3.1	Payments on Account of the Revenue Interest Financing	~~36~~39
Section 3.2	Lockbox Account; Collection Account; Collection Account Management	~~37~~43
Section 3.3	Mode of Payment/Currency Exchange	~~39~~44
Section 3.4	Included Product Payment Reports and Records Retention	~~39~~45
Section 3.5	Audits	~~39~~45

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization	~~41~~46
Section 4.2	No Conflicts	~~41~~47
Section 4.3	Authorization	~~41~~47
Section 4.4	Ownership	~~42~~47
Section 4.5	Governmental and Third Party Authorizations	~~42~~48
Section 4.6	No Litigation	~~42~~48
Section 4.7	Solvency.	~~42~~48
Section 4.8	No Brokers’ Fees	~~43~~48
Section 4.9	Compliance with Laws	~~43~~49
Section 4.10	Intellectual Property Matters	~~43~~49
Section 4.11	Margin Stock	~~45~~50

Section 4.12	Material Contracts	~~45~~50
Section 4.13	Bankruptcy	~~45~~51
Section 4.14	Office Locations; Names	~~45~~51
Section 4.15	Permitted Debt	~~46~~51
Section 4.16	Financial Statements; No Material Adverse Effect	~~46~~51
Section 4.17	No Default; No Special Termination Event	~~46~~52
Section 4.18	Insurance	~~47~~52
Section 4.19	ERISA Compliance	~~47~~52
Section 4.20	Subsidiaries	~~47~~53
Section 4.21	Perfection of Security Interests in the Collateral	~~47~~53
Section 4.22	Disclosure	~~48~~53
Section 4.23	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	~~48~~54
Section 4.24	Compliance of Included Products	~~49~~54
Section 4.25	Labor Matters	~~51~~56
Section 4.26	EEA Financial Institution	~~51~~57
Section 4.27	Taxes	~~51~~57
Section 4.28	Data Privacy	~~51~~57

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Section 5.1	Organization	~~52~~57
Section 5.2	No Conflicts	~~52~~57
Section 5.3	Authorization	~~52~~58
Section 5.4	Governmental and Third Party Authorizations	~~52~~58
Section 5.5	No Litigation.	~~53~~58
Section 5.6	No Brokers’ Fees	~~53~~58
Section 5.7	Funds Available	~~53~~58
Section 5.8	Access to Information	~~53~~58
Section 5.9	Tax Status	~~53~~59

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1	Collateral Matters; Guarantors	~~53~~59
Section 6.2	Update Meetings	~~54~~60
Section 6.3	Notices	~~55~~60
Section 6.4	Public Announcement	~~56~~62
Section 6.5	Further Assurances	~~57~~62
Section 6.6	IP Rights	~~58~~63
Section 6.7	Existence	~~59~~64
Section 6.8	Commercialization of the Included Product	~~59~~65
Section 6.9	Financial Statements	~~60~~65
Section 6.10	Certificates; Other Information	~~61~~66

Section 6.11	Payment of Obligations	~~62~~67
Section 6.12	Maintenance of Properties	~~62~~67
Section 6.13	Maintenance of Insurance	~~62~~67
Section 6.14	Books and Records	~~62~~68
Section 6.15	Use of Proceeds	~~63~~68
Section 6.16	ERISA Compliance	~~63~~68
Section 6.17	Compliance with Contractual Obligations	~~63~~68
Section 6.18	Included Products	~~63~~68
Section 6.19	Anti-Corruption Laws	~~63~~69
Section 6.20	Data Privacy	~~64~~69
Section 6.21	Tax	~~64~~69
Section 6.22	[Reserved]	70

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1	Liens	~~65~~70
Section 7.2	Indebtedness	~~65~~70
Section 7.3	Dispositions	~~65~~71
Section 7.4	Change in Nature of Business	~~65~~71
Section 7.5	Prepayment of Other Indebtedness	~~65~~71
Section 7.6	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	~~66~~71
Section 7.7	Restricted Payments	~~66~~72
Section 7.8	Burdensome Actions	~~68~~74
Section 7.9	Affiliates	~~68~~74

ARTICLE VIII

THE CLOSINGS

Section 8.1	Closing	~~68~~74
Section 8.2	~~Conditions to Subsequent Closing~~[Reserved]	~~69~~75
Section 8.3	Closing Deliverables of the Company	~~69~~75

ARTICLE IX

CONFIDENTIALITY

Section 9.1	Confidentiality; Permitted Use	~~71~~78
Section 9.2	Exceptions	~~72~~79
Section 9.3	Permitted Disclosures	~~72~~79
Section 9.4	Return of Confidential Information	~~72~~79

ARTICLE X

INDEMNIFICATION

Section 10.1	Indemnification by the Company	~~73~~80
Section 10.2	Indemnification by the Investor	~~73~~80
Section 10.3	Procedures	~~74~~80
Section 10.4	Other Claims	~~74~~81
Section 10.5	Exclusive Remedies	~~75~~82
Section 10.6	Certain Limitations	~~75~~82

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.1	Events of Default	~~76~~83
Section 11.2	Remedies Upon Event of Default	~~78~~85

ARTICLE XII

MISCELLANEOUS

Section 12.1	Survival	~~78~~85
Section 12.2	Specific Performance	~~79~~86
Section 12.3	Notices	~~79~~86
Section 12.4	Successors and Assigns	~~80~~87
Section 12.5	Independent Nature of Relationship	~~81~~88
Section 12.6	Entire Agreement	~~81~~88
Section 12.7	Governing Law	~~81~~88
Section 12.8	Waiver of Jury Trial	~~82~~89
Section 12.9	Severability	~~82~~89
Section 12.10	Counterparts	~~83~~89
Section 12.11	Amendments; No Waivers	~~83~~90
Section 12.12	No Third Party Rights	~~83~~90
Section 12.13	Table of Contents and Headings	~~83~~90
Section 12.14	Intercreditor Agreement	90

Schedule 1	Selinexor
Schedule 1.1	Knowledge Persons
Schedule 4.4	Ownership
Schedule 4.6	No Litigation
Schedule 4.8	Broker’s Fees
Schedule 4.9	Compliance with Laws
Schedule 4.10	IP Rights
Schedule 4.12(a)	Material Contracts
Schedule 4.15(a)	Permitted Debt Facility Documents
Schedule 4.15(b)	Permitted Debt
Schedule 4.20	Subsidiaries
Schedule 4.24(a)	Compliance of the Included Products
Schedule 4.24(b)	Included Products
Schedule 6.2	Additional Information
Schedule 6.8	License Agreements
Schedule 12.4	Ineligible Assignees

Exhibit A	Form of Press Release
Exhibit B	Second Closing Condition
Exhibit C	Compliance Certificate
Exhibit D	Example of Calculation of Included Product Payment Amount
Exhibit E	Special Termination Amount
Exhibit F	Form of Joinder Agreement
Exhibit G	Expenses
Exhibit H	Product Plans
Exhibit I	Special Maturity Payment Amount

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT ~~(this “Agreement”)~~ dated as of September 14, 2019 (the “Effective Date”), as amended by the First Omnibus Amendment, dated as of June 23, 2021, the Second Amendment to Revenue Interest Financing Agreement, dated as of August 1, 2023, the Second Omnibus Amendment, dated as of May 8, 2024, the Third Amendment to Revenue Interest Financing Agreement, dated as of August 14, 2025, the Fourth Amendment to Revenue Interest Financing Agreement, dated as of August 27, 2025 and the Sixth Amendment to Revenue Interest Financing Agreement, dated as of October 7, 2025 (the “Sixth Amendment Effective Date”) (this “Agreement”) is between KARYOPHARM THERAPEUTICS INC., a Delaware corporation (the “Company”), and HEALTHCARE ROYALTY PARTNERS III, L.P. ~~and~~, HEALTHCARE ROYALTY PARTNERS IV, L.P., HCRX INVESTMENTS HOLDCO, LLC, HCR CANARY FUND, L.P., and HCR MOLAG FUND, L.P. Each of the Company and any Investor are referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company has developed Selinexor (as defined in Section 1.1.) for the purposes of sale in the Territory (including in the United States under the trademark XPOVIO™); ~~and~~

WHEREAS, the Company desires to secure financing from the Investor, and the Investor has indicated its willingness to provide financing, upon and subject to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“2029 Convertible Exchange Notes” means the 9.00% convertible senior notes due 2029 issued in connection with the Notes Exchange by the Company pursuant to that certain Indenture (the “2029 Convertible Exchange Note Indenture”), to be dated on or around the Sixth Amendment Effective Date, by and among the Company and WSFS, as Trustee (in such capacity, the “2029 Convertible Exchange Note Trustee”).

~~“2021 Sales Milestone Condition” means that Net Sales in the United States of the product currently trademarked in the United States as XPOVIO™ shall have exceeded $[***] for the calendar year ending Dec. 31, 2021.~~

~~“2029 Convertible Note Indenture” has the meaning set forth in Section 3.1(b)(iv)(2)(y).~~

~~“2029 Convertible Note Trustee” has the meaning set forth in Section 3.1(b)(iv)(2)(y).~~

“2029 Convertible Exchange Note ~~Collateral Agent~~Indenture” has the meaning ~~set forth in Section 3.1(b)(iv)(2)(y).~~specified in the definition of 2029 Convertible Exchange Notes.

“Acquired Debt” means Indebtedness (1) of a Person existing at the time such Person becomes a Subsidiary through the acquisition of the Equity Interests in such Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Subsidiary, in each case, so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger, amalgamation or consolidation, as the case may be, (ii) the property acquired (or the property of the Person acquired) in such acquisition, merger, amalgamation or consolidation, as the case may be, is used or useful in the same or a related line of business as the Company and its Subsidiaries were engaged in on the Initial Closing Date (or any reasonable extensions or expansions thereof), (iii) the Investor Representative shall have received such items as may be necessary or desirable for the Investor Representative to have a first priority security interest in such Equity Interests or property constituting the Collateral pursuant to the terms of this Agreement, (iv) no Special Termination Event, Default or Event of Default shall have occurred and be continuing or would result from such acquisition, merger, amalgamation or consolidation, as the case may be, and (v) the Company shall deliver to the Investor Representative within 90 days of the consummation of such acquisition, merger, amalgamation or consolidation, as the case may be, pro forma financial statements for the Company and its Subsidiaries after giving effect to such acquisition, merger, amalgamation or consolidation, as the case may be, for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Investor Representative. Acquired Debt shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise, (c) one or more Acquisition Products or a Person or division, line of business or other business unit of another Person holding an Acquisition Product(s), or (d) IP Rights of a Person or division, line of business or other business unit of another Person holding such IP Rights.

“Acquisition Product” means any product or service developed, manufactured, marketed, offered for sale, promoted, sold, tested, used or otherwise distributed by a Person other than the Company or any of its Subsidiaries.

“Additional Amounts” has the meaning set forth in Section 3.1(h).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board of Directors or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Revenues in the Territory for that Calendar Year.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means, for purposes of determined Included Product Payment Amount (i) from and after April 1, 2024 until March 31, 2026, the product of 7.000% and the Annual Net Revenues of Included Products and (ii) from and after April 1, 2026, the product of 8.000% and the Annual Net Revenues of Included Products.

“Approved Patent Rights” and “Approved Trademarks” have the respective meanings set forth in Section 6.6.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Businesses” means, at any time, a collective reference to the businesses operated by the Company and its Subsidiaries at such time.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Initial Closing Date and ending on the last day of the calendar quarter in which the Initial Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year the period beginning on the Initial Closing Date and ending on December 31 of the year in which the Initial Closing Date occurs, (b) for each year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profit interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profit interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CDA” means the Confidentiality Agreement dated as of July 18, 2018 by and between HealthCare Royalty Management, LLC and the Company.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 50% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Company represented by the issued and outstanding Equity Interests of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (a) if (A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting Equity Interests of such holding company immediately following that transaction are the same as the holders of the Company’s voting Equity Interests immediately prior to that transaction and each holder holds the same percentage of voting Equity Interests of such holding company as such holder held of the Company’s voting Equity Interests immediately prior to that transaction or (ii) the Company’s voting Equity Interests outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting Equity Interests of such holding company immediately after giving effect to such transaction; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination) or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

(c) any “change of control”, “fundamental change” or any comparable term shall occur under the Permitted Debt Facility Document; or

(d) the Company or any of its Subsidiaries grants or transfers the right to Commercialize Selinexor to any Person in the United States other than to the Company or any of its Subsidiaries.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” means the Initial Closing Date or Subsequent Closing Date, as applicable.

“Collateral” means all of each Grantor’s right, title and interest in, to and under, any assets relating to Selinexor whether now owned or hereafter acquired, including, without limitation:

(a) the Material Contracts (including, without limitation, the License Agreements) and any other contracts relating to Selinexor to which such Grantor is a party;

(b) the IP Rights relating to Selinexor;

(c) gross revenues of the Company and its Subsidiaries with respect to Selinexor and all rights of the Company and its Subsidiaries to receive such gross revenues;

(d) the Lockbox Account, the Collection Account and all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to the Collection Account and the Lockbox Account and

(e) all of the Equity Interests in the Guarantors;

(f) to the extent that any Subsidiary that owns any portion of any asset relating to Selinexor is organized as a Massachusetts Securities Corporation, all of the Equity Interests in such Subsidiary;

(g) to the extent that any Subsidiary that owns any portion of any asset relating to Selinexor is an Excluded Subsidiary, 100% of the non-voting Equity Interests (if any) and 65% of its voting Equity Interests in such Excluded Subsidiary;

(h) any assets directly relating to Selinexor that may be acquired by any Grantor after the Initial Closing Date; and

(i) all proceeds resulting from the assets described in each of the foregoing clauses.

For the avoidance of doubt, “Collateral” does not include the Company’s product candidates verdinexor, KPT-9274 and eltanexor.

“Collateral Documents” means the Security Agreement and the Deposit Agreement.

“Collection Account” means the Deposit Account established and maintained at any Depositary Bank solely for the purpose of receiving remittance of proceeds of accounts and royalty receivables of the Company arising from sales of the Included Product or Other Royalty Payments and disbursement thereof as provided herein, and any successor Collection Account entered into in accordance with Section 3.2(d).

“Commercialization” means, on a country-by-country basis, any and all activities with respect to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Included Product in accordance with the Product Plans in a country after Marketing Authorization for the Included Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Included Product, importing, exporting or transporting the Included Product for sale, and regulatory compliance with respect to the foregoing, in each case in accordance with the Product Plans. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to any Included Product in any country or regulatory jurisdiction, such efforts and resources normally used by a reasonably prudent company in the biotechnology industry of a size and product portfolio comparable, and with similar resources available, to the Company and its Affiliates with the marketing, sale and product development and research plans similar to the Product Plans in the biopharmaceutical industry, taken as a whole, in such applicable country or jurisdiction, with respect to a pharmaceutical product for which substantially the same Regulatory Approval is held as for such Included Product, which pharmaceutical product is owned or licensed in the same manner as such Included Product, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as such Included Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in such country or jurisdiction, pricing/reimbursement for the pharmaceutical product in such country or jurisdiction relative to other countries and jurisdictions, the intellectual property and regulatory protection of the pharmaceutical product in such country or jurisdiction, the regulatory structure in such country or jurisdiction and the profitability of the pharmaceutical product in such country or jurisdiction, all as measured by the facts and circumstances in existence at the time such efforts are due.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, at the date of the New 2028 Convertible Note Indenture, subject to Section 14.07 of the New 2028 Convertible Note Indenture.

“Company” has the meaning set forth in the preamble.

“Company Account” means an account established for the benefit of Company that is not subject to the Deposit Agreement.

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company, the Guarantors and the Pledged Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.4 and any notices or other information provided pursuant to Section 6.3), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Article IX.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account or other account in which funds are held or invested to or for the credit or account of any Party.

“Deposit Agreement” means the deposit account control agreement entered into by the Depositary Bank, WSFS as Senior Loan Agent and the Company (and any Permitted Debt Creditors, if applicable), which shall be in form and substance reasonably acceptable to the Investor Representative and the Company, as amended, supplemented or otherwise modified from time to time and any replacements thereof.

“Depositary Bank” means Bank of America, N.A. or such other bank or financial institution approved by the Investor Representative and the Company, including any successor Depositary Bank appointed pursuant to Section 3.2(d).

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests other than to a Grantor) of any property included in the Collateral (or owned by any Pledged Subsidiary and relating to Selinexor) by any Company Party or any Affiliate of the Company, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of Business of the Company and its Affiliates, (c) any sale, lease, license, transfer or other disposition of property to any Company Party; provided, that, if the transferor of such property is a Company Party (i) the transferee thereof must be a Company Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.2, (d) the abandonment or other disposition of IP Rights that are not material or are no longer used or useful in any material respect in the Business of the Company and its Affiliates, (e) licenses, sublicenses, leases or subleases (other than relating to IP Rights, in each case) granted to third parties in the ordinary course of business and not interfering with the Business of the Company and its Affiliates, (f) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance, (g) dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) Permitted Licenses, (j) to the extent constituting Permitted Liens, (k) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (l) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Company Party in order to qualify members of the governing body of such Subsidiary if required by Applicable Law, (m) dispositions of property the aggregate net book value of which does not exceed $5,000,000 during the term of this Agreement; and (n) the sale, lease, license, transfer or other disposition of any asset among non-Company Parties. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Included Product included in the Collateral or owned by any Pledged Subsidiary and relating to Selinexor (or any IP Rights associated therewith) other than Permitted Licenses.

“Disputes” has the meaning set forth in Section 4.10(e).

“Disqualified Capital Stock” means any Equity Interests that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, in any such case on or prior to the date that is 91 days after the Legal Maturity Date; provided that only the portion of Equity Interests (or portion of security into which it is convertible or for which it is exchangeable) which is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, on or prior to such date will be deemed to be Disqualified Capital Stock; and provided further that if such Equity Interests are issued to any plan for the benefit of directors, managers, employees, officers or consultants of the Company or its Subsidiaries or by any such plan to such directors, managers, employees, officers or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change or an asset sale will not constitute Disqualified Capital Stock if the “asset sale,” “fundamental change” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state of the United States or the District of Columbia.

“Drug Application” means a New Drug Application or an Abbreviated New Drug Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Included Product, as appropriate, in each case of the Company or any Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is ~~at~~in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Section 11.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreements” means each Exchange Agreement dated on or around October 7, 2025 (i) by and between the Company and an Original Holder providing for the exchange of $100,978,000 aggregate principal amount of the Existing 2029 Convertible Notes, issued pursuant to the Existing 2029 Convertible Note Indenture and Common Stock purchase warrants originally issued on May 13, 2024, for the 2029 Convertible Exchange Notes and new Common Stock purchase warrants dated as of the Closing Date (the “New Exchange Agreements”); (ii) by and between the Company and the parties thereto providing for the exchange of $24,250,000 in aggregate principal amount of the Existing 2025 Convertible Notes, issued pursuant to the Existing 2025 Convertible Notes Indenture, for shares of Common Stock and new warrants to purchase shares of Common Stock (the “2025 Note Equitization Agreements”); and (iii) by and between the Company and an Original Holder providing for the exchange of $15,000,000 in aggregate principal amount of the Existing 2029 Convertible Notes for shares of Common Stock (the “2029 Note Equitization Agreements”).

“Excluded Foreign Subsidiary” means (a) any CFC and (b) any Subsidiary of a CFC.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.

“Excluded Subsidiary” means (a) any Excluded Foreign Subsidiary and (b) any Foreign Subsidiary Holding Company, in each case, in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Company, with the consent of the Investor Representative, be reasonably expected to result in material adverse tax consequences to any Company Party; provided that, for the avoidance of doubt, Karyopharm Europe GmbH and Karyopharm Israel Ltd. are Excluded Subsidiaries.

“Excluded Taxes” means (i) Taxes imposed on or measured by the Investor’s net income, however denominated, franchise (and similar) Taxes imposed in lieu of net income Taxes, and branch profits taxes (or any similar taxes), in each case, imposed by any jurisdiction as a result of the Investor being organized in or having its principal office in such jurisdiction, or as a result of any other present or former connection between the Investor and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing this Agreement, (ii) Taxes attributable to the failure of the Investor to deliver any documentation reasonably requested by the Company that the Investor is legally eligible to deliver, and (iii) any U.S. federal withholding Taxes.

“Existing 2025 Convertible ~~Notes” means the Company’s 3.00% Convertible Senior Notes due 2025 issued under the~~Note Indenture” means that certain Indenture, dated October 16, 2018, by and between the Company and Wilmington Trust, National Association, ~~(the “Indenture”)~~ as the same may be amended, supplemented, restated or refinanced.

~~“Existing Partnership Agreements” means (a) that certain License Agreement by and between the Company and Antengene Therapeutics Limited, dated May 23, 2018, and (b) that certain License Agreement by and between the Company and Ono Pharmaceutical Co., Ltd., dated October 11, 2017.~~

“Existing 2025 Convertible Notes” means the Company’s 3.00% Convertible Senior Notes due 2025 issued under the Existing 2025 Convertible Note Indenture.

“Existing 2029 Convertible Note” has the meaning set forth in Section 3.1(b)(iv).

“Existing 2029 Convertible Note Collateral Agent” has the meaning set forth in Section 3.1(b)(iv).

“Existing 2029 Convertible Note Indenture” has the meaning set forth in Section 3.1(b)(iv).

“Existing 2029 Convertible Note Investor” has the meaning set forth in Section 3.1(b)(iv).

“Existing 2029 Convertible Note Trustee” has the meaning set forth in Section 3.1(b)(iv).

“Existing Selinexor Material Contracts” means the Material Contracts relating to Selinexor set forth on Schedule 4.12(a) as of the Effective Date, and any replacement therefor.

“FCPA” has the meaning set forth in Section 6.19.

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Fifth Amendment” means that certain Fourth Amendment to Revenue Interest Financing Agreement, dated as of August 27, 2025.

“Final Payment Amount” means as of any date of determination, the amount equal to the Hard Cap less the aggregate of all of the payments made to the Investor Representative prior to such date.

“First Amendment to Senior Loan Agreement” means that certain First Amendment to Senior Loan Agreement, dated as of the Sixth Amendment Effective Date, by and among the Company, as borrower and certain of its Subsidiaries party thereto from time to time, as guarantors, the lenders party thereto from time to time, and the Senior Loan Agent.

“First Investment Amount” has the meaning set forth in Section 2.1(a).

“First Omnibus Amendment” means that certain First Omnibus Amendment dated as of June 13, 2021.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary that has no material assets other than directly or indirectly owned Equity Interests in one or more CFCs or other Foreign Subsidiary Holding Companies.

“Fourth Amendment” means that certain Third Amendment to Revenue Interest Financing Agreement dated as of August 14, 2025.

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Company’s financial statements), and any successor thereto; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Revenues (as currently defined) and its calculation as set forth this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interests as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interests as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Effective Date.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Included Product, which are owned by or licensed to the Company or any Subsidiary, acquired by the Company or any Subsidiary via assignment, purchase or otherwise or that the Company or any Subsidiary is authorized or granted rights under or to.

“Grantors” means the Company and the Guarantors.

“Guarantors” means (i) each Subsidiary (other than the Excluded Subsidiaries) that own any portion of the Collateral as of the Initial Closing Date and (ii) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1.

“Guaranty” means a customary guaranty dated as of the Initial Closing Date executed in favor of the Investor Representative, for the benefit of the Investor, by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Hard Cap” means one hundred ninety five percent (195%) of the Investment Amount.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Included Product” means any pharmaceutical or biological composition containing Selinexor, including the product currently trademarked in the United States as XPOVIO™, and any other products that may be developed or marketed by the Company or any of its Subsidiaries. For clarity, references in this Agreement to “an” Included Product or to “the” Included Product refer to any Included Product.

“Included Product Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter. For clarity, the Applicable Tiered Percentage used to calculate the Included Product Payment Amount for a given Calendar Quarter will be based on the aggregate Net Revenues in the Territory billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year. The Included Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit D.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) trade accounts payable that arise in the ordinary course of business, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Company and its Affiliates shall not constitute Indebtedness.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement, other than Excluded Taxes.

“Initial Closing Date” has the meaning set forth in Section 8.1(a).

“Intellectual Property” means all intellectual property, including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of the Included Product that is owned or controlled (and if controlled, only to the extent of control) by the Company as of the Closing Date and during term of this Agreement.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, to be dated as of ~~May 8, 2024~~the Sixth Amendment Effective Date, by and among Wilmington Savings Fund Society, FSB, as Collateral Agent under the Senior Loan Agreement, HCR KARYOPHARM SPV, LLC, and the ~~New 2029 Convertible~~ Note Collateral ~~Agent~~Trustee , and acknowledged by the Company and the Guarantors, and as amended, restated, supplemented or otherwise modified from time to time, and any successor agreement to the Intercreditor Agreement entered in connection with any Permitted Refinancing of the New 2028 Convertible Notes, the 2029 Convertible ~~Senior~~Exchange Notes, the Senior Loan Agreement or this Agreement.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) any dividend, distribution, interest payment, return of capital, repayment or other payment or disposition thereof (valued at its fair market value at the time of such sale) or (y) any cancellation of any Investment in the form of a guarantee without payment therefor by such guarantor, in each case, not to exceed the original amount, or fair market value, of such Investment.

“Investment Amount” means the aggregate of the First Investment Amount and if funded pursuant to Section 2.1(b), the Second Investment Amount~~, and, if funded pursuant to Section 2.1(c), the Third Investment Amount, and, if funded pursuant to Section 2.1(d), the Fourth Investment Amount~~.

“Investor” or “Investors” means the Persons identified as an “Investor” on the signature pages hereto and their successors and assigns.

“Investor Account” means such account as designated by the Investor Representative to the Company in writing from time to time.

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Investor Representative” means HealthCare Royalty Management, LLC, as agent for the Investor.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Copyrights, all Copyright Licenses, all Domain Names, all Drug Applications, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Patent Rights, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites, all Website Agreements and all Regulatory Approvals, in each case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company, including (but not limited to) the items listed on Schedule 4.10.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by each Subsidiary in accordance with the provisions of Section 6.1.

“Knowledge” means, with respect to the Company, (a) for purposes of Article IV, the knowledge, after due inquiry, as of the date of this Agreement, of any of the officers of the Company identified on Schedule 1.1, and (b) for all other purposes of this Agreement, the knowledge, after due inquiry, as of a specified time, of any of the officers of the Company identified on Schedule 1.1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not, having the force of law.

“Legal Maturity Date” means the date that is the ~~twelve~~sixteenth (~~12~~16 ) year anniversary of the Initial Closing Date.

“License Agreement” means (i) each agreement identified on Schedule 6.8 as of the Effective Date and (ii) any New License Agreements, which may be added to Schedule 6.8.

“Licensee” means, with respect to the Included Product, a Third Party to whom the Company or any Affiliate of the Company has granted a license or sublicense to any Third Party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Included Product under the applicable License Agreement. As used in this Agreement “Licensee” includes any Third Party to whom the Company or any Affiliate of the Company has granted the right (or any Third Party to whom any such Third Party has granted the right) to distribute the Included Product.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Lockbox Account” means the Deposit Account established and maintained at any Depositary Bank solely for the purpose of receiving remittance of proceeds of accounts and royalty receivables of the Company arising from sales of the Included Product or Other Royalty Payments and disbursement thereof as provided herein, and any successor Lockbox Account entered into in accordance with Section 3.2(d).

“Loss” means any actual loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees), fine, judgment, liability, obligation or penalty; provided, however that Loss shall not include any lost profits or revenue or consequential, punitive, special or incidental damages except (a) the amount of any Revenue Interests that are not received by Investor Representative due to failure by any Third Party to make payment thereof (other than resulting from any matter described in Section 10.1(a), (b), (c) or (d)) and (b) any lost profits or revenue or consequential, punitive, special or incidental damages awarded or payable by Investor to a Third Party in connection with a claim or action for which the Company is required to indemnify Investor pursuant to Section 10.1.

“Marketing Authorization” means, with respect to the Included Product, the Regulatory Approval required by Applicable Law to sell the Included Product in a country or region, including, to the extent required by Applicable Law for the sale of the Included Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Investor under any Transaction Document to which it is a party or a material impairment in the perfection or priority of the Investor’s security interests in the Collateral, (c) an impairment of the ability of the Company Parties (taken as a whole) to perform their respective obligations under the Transaction Documents that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Party of any Transaction Document to which it is a party or (e) an adverse effect (other than any de minimis effect) on the timing, amount or duration of amounts payable in respect of the Revenue Interests in accordance with the Transaction Documents or the right of the Investor to receive the Revenue Interests.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means any and all contracts or other arrangements to which the Company or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Revenues” means the Net Sales, Other Royalty Payments and any other payments made in lieu of the sale of any Included Product (to the extent such payments are not included in the Net Sales or Other Royalty Payments) recognized as revenue by the Company and its Subsidiaries in accordance with GAAP.

“Net Sales” means, with respect to the Included Product, the gross amount billed or invoiced or otherwise recognized as revenue by the Company and its Subsidiaries in accordance with GAAP in respect of sales or other dispositions of the Included Product in the Territory by the Company, its Affiliates or Licensees (or any permitted assignee or transferee hereunder) (but not including sales to an Affiliate or Licensee unless the Affiliate or Licensee is the ultimate end user of the Included Product; provided that for purposes of this Net Sales definition, a Third-Party distributor to which the Company has sold Included Product for no less than wholesale value shall be considered an “end user”, and sales by such distributor to any Third Parties shall not be included in Net Sales), less the following deductions to the extent included in the gross amount billed or invoiced in respect of sales or other dispositions of the Included Product or otherwise recognized as revenue by the Company and its Subsidiaries in accordance with GAAP: (a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Included Products or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business; (c) excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to Included Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local taxes based on income); (d) freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Included Product; (e) distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of the Included Product, (f) rebates made with respect to sales paid for by any Governmental Authority, their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; (g) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Included Product; (h) any invoiced amounts that are not collected by the Company, its Affiliates or Licensees, including bad debts; and (i) any customary or similar payments to the foregoing (a) – (h) that apply to the sale or disposition of pharmaceutical products.

In the case of any sale or other disposal for value, such as barter or counter-trade, of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with GAAP.

“New 2028 Convertible Note Indenture” has the meaning specified in the definition of New 2028 Convertible Notes.

“New 2028 Convertible Note Trustee” has the meaning specified in the definition of New 2028 Convertible Notes.

“New 2028 Convertible Notes” means the convertible senior notes of the Company issued pursuant to that certain Indenture (the “New 2028 Convertible Note Indenture”), to be dated on or around the Sixth Amendment Effective Date, by and among the Company and WSFS, as Trustee (in such capacity, the “New 2028 Convertible Note Trustee”).

“New License Agreement” means any partnership agreement, license agreement or similar agreement entered into by the Company, pursuant to which the Company or an Affiliate of the Company has granted a license or sublicense to any Third Party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Included Product.

“Note Collateral Trustee” means WSFS in its capacity as Collateral Trustee under the Collateral Trust Agreement and the other Second Lien Note Collateral Documents (in each case as defined in the Intercreditor Agreement).

“Notes Exchange” has the meaning specified in the definition of Sixth Amendment Transactions.

“Obligations” means all liabilities, obligations, covenants and duties of any the Company Parties arising under this Agreement or any other Transaction Document or otherwise with respect to the payment of the Hard Cap and the obligations of the Company to pay any interest accrued on any unpaid Revenue Interests or the Final Payment Amount and reimburse or indemnify the Investor for any Losses incurred by the Investor in connection with the enforcement of its rights under this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Holders” means Highbridge Tactical Credit Institutional Fund, Ltd., Highbridge Tactical Credit Master Fund, L.P., 1992 Master Fund Co—Invest SPC- Series 4 Segregated Portfolio, Braidwell Partners Master Fund LP, CPMF Situations I LLC, M.H. Davidson & Co., Davidson Kempner Arbitrage, Equities and Relative Value LP and HCR Karyopharm SPV, LLC and their respective Affiliates.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Included Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Included Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Right, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Royalty Payments” means, without duplication, any partnership distributions, royalty payments, upfront payments, milestone payments or similar payments or any other amounts payable by the Licensees to the Company or its Affiliates under or in respect of the applicable License Agreement or any other amounts or proceeds arising from the applicable License Agreement other than: (a) payments by Licensees for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any intellectual property or IP Rights; (b) the fair market value of payments received by Company from a Licensee for any debt and/or equity securities or instruments issued by Company, or payments for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; (c) funds received from a Licensee as a reimbursement of expenses for bona fide research and development of products (including payments for FTEs, clinical development and manufacturing expenses); and (d) currently unrecognized revenue from any cash payments received on or before the Initial Closing Date under lease agreements in effect as of the Initial Closing Date.

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patent Rights” means any Patents that are owned or controlled by the Company that claim or cover the Included Product.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof.

“Payment Term” means the time period commencing on the Initial Closing Date and expiring on the date upon which the Investor Representative has received in full (i) cash payments in respect of the Revenue Interests totaling, in the aggregate, the Hard Cap and (ii) any other Obligations payable by the Company under this Agreement.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s Business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s Business.

“Permitted Convertible Notes” means (1) the ~~Existing~~2029 Convertible Exchange Notes, (2) the New 2028 Convertible Notes, or (~~2~~3) any Permitted New Convertible Notes.

“Permitted Convertible Notes Creditors” means the lenders or holders of Permitted Convertible Notes.

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a) the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Debt Facility;

(b) Indebtedness under the Transaction Documents;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise permitted hereunder;

(e) Indebtedness incurred by the Company or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business and (iv) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(f) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(g) Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade contracts, government contracts and leases, in each case, incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(h) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within 5 Business Days of notification to the Company of its incurrence and (ii) Treasury Management Arrangements;

(i) (i) Indebtedness of the Company or any Subsidiary of the Company supported by a letter of credit issued pursuant to any Permitted Debt Facility in an amount not in excess of the stated amount of such letter of credit, and (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided, that, the aggregate outstanding amount of such letters of credit issued under clause (ii) above shall not exceed $2,500,000 at any time outstanding;

(j) judgments, decrees, attachments or awards (to the extent that they would be deemed Indebtedness) that do not constitute an Event of Default under Section 11.1(f);

(k) Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed $2,500,000 at any one time outstanding, and (ii) reimbursements owed to officers, directors, managers, consultants and employees of the Company or any Subsidiary for business expenses of the Company or any Subsidiary;

(l) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of the Company or any of its Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Company or any of its Subsidiaries to the extent such cancellation, purchase or redemption is permitted under Section 7.7;

(m) Acquired Debt; provided that the aggregate outstanding amount of all of the Acquired Debt shall not exceed $10,000,000 at any one time outstanding;

(n) to the extent constituting Indebtedness, the grant of any indefeasible right of use or similar arrangements, including put rights granted in connection therewith;

(o) the incurrence by the Company or any Subsidiary of Indebtedness arising from agreements providing for indemnification, holdback, earnout, adjustment of purchase price, working capital adjustments or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any Business or assets of the Company or any Subsidiary or Equity Interests of a Subsidiary that is permitted under this Agreement; provided that the aggregate outstanding amount of such Indebtedness shall not exceed $2,500,000 at any time outstanding;

(p) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,500,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of (or the repair, improvement or constructions costs for) the asset(s) financed and (iii) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension;

(q) Indebtedness in respect of Hedging Agreements; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(r) Indebtedness incurred to refinance the Permitted Debt set forth in any of clauses (a) through (e); provided that the type and amount of such refinancing Indebtedness is permitted under such clause;

(s) Indebtedness secured by Liens of any of the types described under clauses (c), (d) and (g) of the definition of Permitted Liens, but only to the extent of the Indebtedness related thereto;

(t) other unsecured Indebtedness not otherwise permitted under clauses (a) through (s) inclusive of this definition in an aggregate outstanding principal amount not to exceed at any time $5,000,000; and

(u) the Indebtedness set forth on Schedule 4.15(b).

“Permitted Debt Creditors” means the lenders or noteholders, and any administrative agent, collateral agent, security agent or similar agent under any Permitted Debt Facility.

“Permitted Debt Facility” means (i) the unsecured credit facility provided under ~~the~~any Permitted New Convertible Notes, (ii) the senior secured credit facility provided under the Senior Loan Agreement and any Permitted Refinancing thereof, (iii) ~~the~~ secured credit facility provided under the 2029 Convertible Exchange Note Indenture and any Permitted Refinancing thereof and (iv) the secured credit facility provided under the New ~~2029~~2028 Convertible Note Indenture and any Permitted Refinancing thereof.

“Permitted Debt Facility Documents” means (i) the ~~documents relating to the Permitted Convertible Notes set forth on Schedule 4.15(a), which shall be amended in connection with the issuance of the Permitted New Convertible Notes, (ii) the “~~”Credit Documents” as defined in the Senior Loan Agreement and any Permitted Refinancing thereof, (~~iii~~ii ) the “Transaction Documents” as defined in the 2029 Convertible Exchange Note Indenture and any Permitted Refinancing thereof and (~~iv~~iii ) the “Transaction Documents” as defined in the New ~~2029~~2028 Convertible Note Indenture and any Permitted Refinancing thereof.

“Permitted Holder” means Highbridge Capital Management, LLC, Braidwell LP, DavidsonKempner Capital Management LP, Context Capital Management, LLC, HCR Lender, and any of their respective Affiliates, funds, partnerships or other co-investment vehicles managed, controlled or advised by any of the foregoing.

“Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) non-exclusive and exclusive licenses for the use of the intellectual property of the Company or any of its Subsidiaries entered into in the ordinary course of business in the Territory, (c) licenses of XPOVIO™ or any other Included Product that comprises a portion of the Collateral outside the United States; provided, that, with respect to each such license described in clause (b) or (c), (i) no Special Termination Event, Default or Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Company or its Affiliates to a Third Party of any intellectual property that, at the time of execution of such license, comprises a portion of the Collateral or the assets of the Pledged Subsidiaries relating to Selinexor, and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign or otherwise transfer such intellectual property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Company or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any such intellectual property), (iii) in the case of any exclusive license, (A) the Company delivers to the Investor Representative a copy of the final executed exclusive license promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality, and (B) may be exclusive in respects other than Territory and may be exclusive as to Territory only as to geographical areas outside of the United States, and (iv) all Other Royalty Payments that are payable to the Company or any of its Subsidiaries thereunder are paid to the Collection Account; (d) any license granted to any Third Party for the manufacture of any Included Product or otherwise granted to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates; and

(e) any sponsored research or similar agreement providing for the development of an Included Product that does not grant Commercialization rights to such Included Product. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include any license to Commercialize Selinexor (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof), and a “Permitted License” may include a nonexclusive license to a Third Party in the ordinary course of the Company’s Business in the import, export, manufacture, make, use, sale, offer for sale, promotion or distribution of such Included Products so long as such nonexclusive license does not grant to any Third Party the right to sell, offer for sale, market or promote such Included Product on a royalty payment basis, profit sharing basis or any other similar payment structure.

“Permitted Liens” means:

(a) Liens created ~~(i)~~ in favor of the Investor pursuant to the Transaction Documents, (~~ii~~i) in favor of the ~~2029 Convertible~~ Note Collateral ~~Agent~~Trustee pursuant to the “~~Transaction~~Note Security Documents” as defined in each of the 2029 Convertible Exchange Note Indenture and the New 2028 Convertible Note Indenture and, in each case, any Permitted Refinancing thereof~~,~~ and (~~iii~~ii) in favor of the Senior Loan Agent pursuant to the “Credit Documents” as defined in the Senior Loan Agreement and any Permitted Refinancing thereof;

(b) Liens incurred by the Investor;

(c) inchoate Liens for ad valorem property Taxes not yet delinquent;

(d) Liens in respect of property of the Company imposed by Applicable Law which were incurred in the ordinary course of Business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of Business and secure payment obligations (i) not then due, (ii) if due, not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iv) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, other than any Lien imposed by ERISA which has resulted or would result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of $2,500,000;

(f) Liens for Taxes, assessments and governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(g) banker’s liens for collection or rights of set off or similar rights and remedies as to Deposit Accounts or other funds maintained with depositary institutions; provided that such Deposit Accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company in excess of those required by applicable banking regulations;

(h) Liens on assets that do not constitute (i) Collateral or (ii) the assets of the Pledged Subsidiaries relating to Selinexor;

(i) Liens in favor of the Company or any Subsidiary;

(j) Liens on property or Equity Interests of another Person existing at the time such other Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company; and provided further that such Liens were granted to secure repayment of Acquired Debt.

(k) Liens on property of a Person existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Subsidiary; and provided further that such Liens were granted to secure repayment of Acquired Debt.

(l) Liens on Equity Interests of Subsidiaries that are not (i) Guarantors or (ii) Pledged Subsidiaries;

(m) Liens existing on the date of this Agreement;

(n) Liens securing Indebtedness permitted to be incurred under clause (p) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(o) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;

(p) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(q) Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;

(u) Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes; and

(v) survey exceptions, encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(w) (i) Liens securing or arising out of judgments, decrees, orders, awards or notices of lis pendens and associated rights related to litigation with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired, and Liens on litigation proceeds securing obligations to pay expenses incurred in connection with such litigation and (ii) Liens arising from judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 11.1(g);

(x) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(y) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(z) Liens on equipment or inventory of the Company or any Subsidiary granted in the ordinary course of business to the Company’s or such Subsidiary’s supplier at which such equipment or inventory is located;

(aa) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments and other precautionary UCC financing statements or similar filings;

(bb) Liens on any assets held by a trustee (i) under any indenture ~~(including the Indenture)~~ or other debt instrument where the proceeds of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof, and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(cc) Liens of (i) a collection bank arising under Section 4 210 of the Uniform Commercial Code (or any analogous statutory provision of applicable foreign Law) on items in the course of collection and which arise from general banking conditions, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions; or

(dd) Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other Disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business.

“Permitted New Convertible Notes” means any unsecured Indebtedness of the Company in the form of convertible notes; provided that (i) such convertible notes shall not be guaranteed by any Subsidiary of the Company that is a Guarantor and any Subsidiary the Equity Interests of which are pledged to the Investor, (ii) such convertible notes matures after a date that is one year after the maturity date of the ~~Existing~~2029 Convertible Exchange Notes and (iii) the aggregate of the principal amounts of all of the outstanding convertible notes (after giving effect to the issuance of such convertible notes and the use of proceeds of the issuance of such convertible notes to redeem or repay Permitted Convertible Notes) does not exceed the greater of (x) $[***] or (y) [***]% of the market capitalization of the Company (determined at the time of signing of the definitive agreement for the issuance of such convertible notes, after taking into account all of the outstanding convertible notes immediately after giving effect to the issuance of such convertible notes and the use of proceeds of the issuance of such convertible notes to redeem or repay Permitted Convertible Notes).

“Permitted Refinancing” means Indebtedness that qualifies as a “Permitted Refinancing” under and as defined in, the 2029 Convertible Exchange Note Indenture, the New ~~2029~~2028 Convertible Note Indenture and the Senior Loan Agreement.

“Permitted Transfers” has the meaning set forth in the definition of “Disposition”.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the meaning set forth in Section 6.20.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Company or, in the case of any Pension Plan, any ERISA Affiliate or to which the Company or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Subsidiaries” has the meaning set forth in Section 6.1.

~~“Positive SIENDO Study Condition” means that the top-line results of the clinical trial sponsored by the Company known as “SIENDO” evaluating Selinexor in endometrial cancer (ClinicalTrials.gov Identifier: NCT03555422) has demonstrated a hazard ratio of 0.60 or lower, corresponding to a [***] or [***] increase in median progression free survival, and a [***] improvement in median progression free survival compared to the control arm.~~

“Pre-Funded Warrants” has the meaning set forth in the New 2028 Convertible Note Indenture.

“Product Plans” means the key marketing, sale and product development and research plans with respect to Selinexor set forth on Exhibit H.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Purpose” has the meaning set forth in Section 9.1.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of Net Revenues in the Territory for that Calendar Quarter.

“Quarterly Payment Date” means each February 15, May 15, August 15 and November 15 following the end of the first Calendar Quarter after the Initial Closing Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day)~~; provided that notwithstanding the foregoing, the Quarterly Payment Date that would have otherwise been August 15, 2025 shall be September 30, 2025 (or such later date as may be agreed to by the Parties in writing (it being agreed that email between counsels to the Company and the Investor Representative shall suffice as an agreement in writing for purposes hereof)).~~.

“Recipient” has the meaning set forth in Section 9.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement as defined in each of the ~~New~~ 2029 Convertible Exchange Note Indenture and the New 2028 Convertible Note Indenture.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Included Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, senior vice president, general counsel, managing director, vice president of finance, treasurer, assistant treasurer or controller of a Company Party and, solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of a Company Party. Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Company Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Company Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made in cash to the holders of Permitted Debt under the Permitted Debt Facility Documents in excess of the original principal (or notional) amount thereof, interest thereon and any fees, costs, expenses and premium due thereunder.

“Revenue Interests” means all of the Company’s rights, title and interest in and to, free and clear of any and all Liens, that portion of the Annual Net Revenues of the Company in an amount equal to the Included Product Payment Amount for each Calendar Quarter during the Payment Term.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sale and Leaseback Transaction” means, with respect to any Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Second Investment Amount” has the meaning set forth in Section 2.1(b).

“Second Amendment” means that certain Second Amendment to Revenue Interest Financing Agreement dated as of August 1, 2023.

“Second Omnibus Amendment” means that certain Second Omnibus Amendment dated as of May 8, 2024.

“Securities Account” means a “securities account” (as defined in Article 8 of the Uniform Commercial Code) or other account to or for the credit or account of any Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Security Agreement” means a customary security agreement dated as of the Initial Closing Date executed in favor of the Investor Representative, for the benefit of the Investor, by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Senior Loan Agent” has the meaning set forth in Section 3.1(b)(iv)(2)(x).

“Senior Loan Agreement” has the meaning set forth in Section 3.1(b)(iv) (2)(x).

“Selinexor” means the compound described on Schedule 1.

“Selinexor Material Contracts” means any Material Contract relating to Selinexor.

“Selinexor U.S. Net Sales” means the Net Sales attributable to Selinexor in the United States.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Sixth Amendment” means that certain Sixth Amendment to Revenue Interest Financing Agreement, dated as of October 7, 2025, to which this Agreement is attached to as Exhibit A.

“Sixth Amendment Effective Date” has the meaning specified in the preamble to this Agreement.

“Sixth Amendment Transactions” means, collectively, the Company and certain of its Subsidiaries entering into or consummating (i) the exchange of (a) $100,978,000 in aggregate principal amount of the Company’s Existing 2029 Convertible Notes and warrants to purchase shares of Common Stock originally issued on May 13, 2024 for (b) the 2029 Convertible Exchange Notes and new warrants to purchase shares of Common Stock pursuant to the New Exchange Agreements (together, the “Notes Exchange”); (ii) (x) the exchange of $24,250,000 in aggregate principal amount of the Existing 2025 Convertible Notes, for shares of Common Stock and new warrants to purchase shares of Common Stock pursuant to the 2025 Note Equitization Agreements (the “SUN Equitization”) and (y) the incurrence of Indebtedness representing the aggregate principal amount of Existing 2025 Convertible Notes outstanding upon consummation of the SUN Equitization in an amount not to exceed $250,000, and the repayment thereof (and accrued and unpaid interest thereon) at maturity; (iii) the exchange of $15,000,000 in aggregate principal amount of the Existing 2029 Convertible Notes for shares of Common Stock pursuant to the 2029 Note Equitization Agreements (the “Equitization”); (iv) the issuance of the New 2028 Convertible Notes; (v) the First Amendment to the Senior Loan Agreement; (vi) the Sixth Amendment; (vii) the Exchange Agreements referenced in foregoing clauses (i), (ii) and (iii); (viii) the payment of certain fees (a) in warrants to purchase shares of Common Stock in connection with the First Amendment to the Senior Loan Agreement and (b) in cash or in the form of Common Stock or Pre-Funded Warrants in connection with the Notes Exchange, the Equitization, the issuance and sale of the New 2028 Convertible Notes and the First Amendment to the Senior Loan Agreement, in each case pursuant to that certain “Fee Agreement Pursuant to Transaction Documents” letter dated as of the date hereof; (ix) the payment of certain fees in cash or in the form of Common Stock or Pre-Funded Warrants in connection with the Sixth Amendment pursuant to that certain “Fee Agreement Pursuant to Sixth Amendment to Revenue Interest Financing Agreement” letter dated as of the date hereof; (x) the issuance of shares of Common Stock and warrants to purchase Common Stock pursuant to that certain securities purchase agreement dated October 7, 2025, by and among the Company and the other parties thereto (the “PIPE”) and (xi) all other transactions contemplated by the foregoing clauses and effective on or about the Sixth Amendment Effective Date.

“Solvent” or “Solvency” means, with respect to any Person, that as of ~~a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged~~

~~or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its~~the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become absolute and matured. ~~In computing~~For purposes of this definition, the amount of any contingent ~~liabilities~~liability at any time~~, it is intended that such liabilities will~~ shall be computed ~~at~~as the amount ~~which~~that , in light of all of the facts and circumstances existing at such time, represents the amount that ~~would~~can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Special Maturity Payment Amount” means the amount calculated in accordance with Exhibit I.

“Special Termination Amount” means the amount calculated in accordance with Exhibit E.

“Special Termination Event” has the meaning set forth in Exhibit E.

“Subsequent Closing Date” has the meaning set forth in Section 8.1(b).

“Subsidiary” means with respect to any Person (a) any entity as to which such Person directly or indirectly owns outstanding voting securities with power to vote fifty percent (50%) or more of the outstanding Voting Stock of such entity or (b) any entity as to which fifty percent (50%) or more of its outstanding Voting Stock are directly or indirectly owned, controlled or held by such Person with power to vote such securities. As of the Effective Date, the Subsidiaries of the Company are set forth on Schedule 4.20.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Territory” means worldwide.

“Third Amendment Date” has the meaning set forth in Section 3.1(b)(iv).

“Third Party” means any Person other than (a) the Company, (b) the Investor or (c) an Affiliate of either the Company or the Investor (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademark Office” means the applicable trademark office, including the United States Patent and Trademark Office and any comparable foreign trademark office, for any Trademarks.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Transaction Documents” means this Agreement, the Security Agreement, the Guaranty, the Deposit Agreement, the Intercreditor Agreement, the First Omnibus Amendment, the Second Amendment, the Second Omnibus Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and each Instruction to Payors.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts, netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services and other cash management services.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to the Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Under Performance Payments” means any payment made pursuant to Section 3.1(b).

“Unused Amounts” has the meaning set forth in Section 7.7(k).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Website Agreements” means all agreements between the Company and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Company and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that the Company or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f) References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(g) References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

ARTICLE II

REVENUE INTEREST FINANCING

Section 2.1 Investment Amount. Subject to the terms and conditions set forth herein, the Investor shall pay (or cause to be paid) to the Company, or the Company’s designee, the following:

(a) on the Initial Closing Date, subject to satisfaction of the conditions set forth in Section 8.3(a), the sum of seventy five million Dollars ($75,000,000) (the “First Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Initial Closing (it being ~~understood and~~ agreed that the Initial Closing Date occurred prior to the ~~date hereof~~June 23, 2021); and

(b) on the Subsequent Closing Date, the sum of sixty million dollars ($60,000,000) (the “Second Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Subsequent Closing Date.

~~(c) on the Third Closing Date, subject to the satisfaction of either (but not both) of the 2021 Sales Milestone Condition or the Positive SIENDO Study Condition, the sum of twenty million dollars ($20,000,000) (the “Third Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Third Closing Date; and~~

~~(d) on the Fourth Closing Date, subject to the satisfaction of both the 2021 Sales Milestone Condition and the Positive SIENDO Study Condition, the sum of twenty million dollars ($20,000,000) (the “Fourth Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Fourth Closing Date.~~

Section 2.2 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Investor is not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.3 Excluded Assets. The Investor does not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company, or any other assets of the Company, other than its rights with respect to the Revenue Interests and, to the extent provided in the Transaction Documents, the Collateral. The Company has sole authority and responsibility for the research, development and Commercialization of Included Product.

ARTICLE III

PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING

Section 3.1 Payments on Account of the Revenue Interest Financing.

(a) In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the Revenue Interests to the Investor Representative as follows: On each Quarterly Payment Date, the Company shall pay the Revenue Interests to the Investor Representative for such Quarterly Payment Date until the earlier of (i) the date on which the Investor Representative has received payments equal to the Hard Cap or (ii) the Legal Maturity Date. If (A) the Investor Representative has not received payments equal to the Hard Cap by the

Legal Maturity Date (after giving effect to any payments made on the Legal Maturity Date) and (B) no Special Termination Event, Default or Event of Default has occurred or is continuing, the Company shall pay the Special Maturity Payment Amount on the Legal Maturity Date. Notwithstanding any other provision of this Agreement, in consideration for the Company agreeing to enter into the Sixth Amendment Transactions, no payment of the Revenue Interests is required to be made for the Quarterly Payment Dates occurring on August 15, 2025, November 15, 2025, February 15, 2026 and May 15, 2026 (or, if any such date is not a Business Day, the next succeeding Business Day). The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor Representative, and such payments shall be credited against the Hard Cap and the Under Performance Payments set forth in Section 3.1(b). This Agreement shall be in full force and effect until the Hard Cap and all other Obligations of the Company have been paid in full.

(b)

(i) If the Initial Closing and the Subsequent Closing shall have occurred ~~(but neither the Third Closing nor the Fourth Closing shall have occurred)~~ and the Investor Representative has not received aggregate payments (whether such payments are in respect of the Revenue Interests or Under Performance Payments) in the amounts set forth below, during the period commencing on the Initial Closing Date and ending on the reference dates set forth below, the Company shall, on the immediately succeeding Quarterly Payment Date, make a cash payment to the Investor Representative sufficient to gross the Investor Representative up to such minimum amount:

Minimum Aggregate Payment Amount	Reference Date
$48,750,000	December 31, 2022
$114,000,000	June 30, 2025
$135,000,000	September 30, 2026

(ii) [~~If the Initial Closing, the Subsequent Closing and the Third Closing shall have occurred (but the Fourth Closing shall not have occurred) and the Investor Representative has not received aggregate payments (whether such payments are in respect of the Revenue Interests or Under Performance Payments) in the amounts set forth below, during the period commencing on the Initial Closing Date and ending on the reference dates set forth below, the Company shall, on the immediately succeeding Quarterly Payment Date, make a cash payment to the Investor Representative sufficient to gross the Investor Representative up to such minimum amount:~~Reserved].

~~Minimum Aggregate Payment Amount~~	~~Reference Date~~
~~$48,750,000~~	~~December 31, 2022~~
~~$127,000,000~~	~~June 30, 2025~~
~~$155,000,000~~	~~September 30, 2026~~

(iii) ~~If the Initial Closing, the Subsequent Closing, the Third Closing and the Fourth Closing shall have occurred and the Investor Representative has not received aggregate payments (whether such payments are in respect of the Revenue Interests or Under Performance Payments) in the amounts set forth below, during the period commencing on the Initial Closing Date and ending on the reference dates set forth below, the Company shall, on the immediately succeeding Quarterly Payment Date, make a cash payment to the Investor Representative sufficient to gross the Investor Representative up to such minimum amount:]1~~[Reserved].

~~Minimum Aggregate Payment Amount~~	~~Reference Date~~
~~$48,750,000~~	~~December 31, 2022~~
~~$140,000,000~~	~~June 30, 2025~~
~~$175,000,000~~	~~September 30, 2026~~

(iv) On May 8, 2024 (the “Third Amendment Date”), the Company shall (1) make a cash payment to the Investor Representative in the amount of $49,494,864, in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Third Amendment Date, and (2) to the extent requested, deliver to the Investor Representative a Term Loan Note, in the form attached as Exhibit A-2 to the Senior Loan Agreement (as defined below), in an initial principal amount of $15,000,000, issued by the Company to the HCR Lender (as defined in the Senior Loan Agreement) pursuant to that certain Credit and Guaranty Agreement, dated as of the Third Amendment Date (as amended, restated, supplemented or otherwise modified from time, the “Senior Loan Agreement”), by and among Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent and collateral agent (in such capacities, and together with its permitted successors and assigns, the “Senior Loan Agent”) for the lenders party thereto, including the Investor Representative on behalf of the Investors, the Company and the guarantors party thereto. In addition, upon the closing

~~1 NTD: If the Third Closing and/or the Fourth Closing Date has occurred, TBC if the Reference Date needs to be pushed back.~~

of the Exchange Agreement as defined in that certain Indenture (as amended, restated, supplemented or otherwise modified from time, the “Existing 2029 Convertible Note Indenture”), ~~contemplated to be~~ dated ~~on or around~~as of May 13, 2024 ~~(the date of such Indenture, the “Indenture Date”)~~, by and among WSFS, as trustee (in such capacity, and together with its permitted successors and assigns, the “Existing 2029 Convertible Note Trustee”) and collateral agent (in such capacity, and together with its permitted successors and assigns, the “Existing 2029 Convertible Note Collateral Agent”), the Company shall deliver to the Investor Representative a 6.00% Convertible Senior Note due 2029 (the “Existing 2029 Convertible Note”), in the form attached as Exhibit A to the Existing 2029 Convertible Note Indenture, in an initial principal amount of $5,000,000 ~~(the “2029 Convertible Note Issuance”)~~, issued by the Company in favor of HCR KARYOPHARM SPV, LLC (the “Existing 2029 Convertible Note Investor”). All payments, whether in cash or notes, made pursuant to this clause (iv) shall be credited toward the Hard Cap in full face amount. The Parties hereby agree that immediately after the payment and debt issuance described in this clause (iv) has been made, the Company will have made aggregate payments to the Investor Representative under this Agreement totaling $135,000,000. As a result, the remaining amount owing to the Investor to reach the Hard Cap immediately after the payment and debt issuance described in this clause (iv) has been made will be $128,250,000, and no gross-up payments will thereafter be owing under Section 3.1(b)(i).

(c) Upon the occurrence of a Change of Control, the Company shall immediately pay to the Investor Representative the Final Payment Amount and all of the other Obligations owed by the Company under this Agreement and other Transaction Documents.

(d) If the Special Termination Event has occurred and is continuing, the Investor Representative may, in its sole discretion, terminate this Agreement and notify the Company of its election to terminate this Agreement. In consideration for such termination, the Company shall pay the Special Termination Amount and any other unpaid Obligations to the Investor Representative within, in the case of clause (i) of the definition of Special Termination Event, [***], and, in the case of clause (ii) of the definition of Special Termination Event, [***], in each case, after receipt of such notice of the election to terminate this Agreement. The remedy set forth in this Section 3.1(d) shall be the Investor’s and the Investor Representative’s sole and exclusive remedy in the event of a Special Termination Event; provided, however, that to the extent the Special Termination Amount is not paid as aforesaid in full within such applicable period, for the avoidance of doubt, the failure to make such payment shall constitute an Event of Default under Section 11.1(a)(ii).

(e) Once the Investor Representative has received payments equal to the Hard Cap and all of the other Obligations owed by the Company under this Agreement and other Transaction Documents, (i) the Company shall have no further obligations to the Investor Representative with respect to the Revenue Interests, and Investor Representative will not be entitled to any additional payments in respect of Revenue Interests and (ii) the Transaction Documents shall terminate. Immediately upon termination of this Agreement pursuant to this Section 3.1(d) or (e), (A) all Liens on the Collateral granted to the Investor Representative pursuant to this Agreement and the other Transaction Documents shall automatically be released, without the delivery of any instrument or performance of any act by any Person, (B) the Company shall be permitted, and is hereby authorized to terminate any financing statement which has been filed pursuant to the Transaction Documents, and (C) the Investor and the Investor Representative shall execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release.

(f) All Revenue Interests and any other Obligations required to be paid but not paid to the Investor on each Quarterly Payment Date shall bear interest at a rate of one percent (1.0%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In addition, in the event that an Event of Default has occurred, and for so long as it is occurring, interest shall accrue on the Final Payment Amount that remains unpaid at a rate of one percent (1.0%) per month from the date on which Company receives notice from the Investor Representative of such Event of Default until the Final Payment Amount is paid in full or, if less, the maximum interest rate permitted by Applicable Law. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

(g) The Company shall deposit all amounts payable by the Company to the Investor Representative under this Agreement into the Investor Account, unless otherwise instructed by the Investor Representative.

(h) For all purposes of this Section 3.1, the amount of payments deemed received by the Investor shall (i) include any additional amounts payable to the Investor pursuant to Section 6.21(c)(3) (“Additional Amounts”) and (ii) be computed net of any applicable tax withholding (including any tax withholding in respect of any Additional Amounts), other than any withholding in respect of Excluded Taxes.

(i) For the avoidance of doubt and notwithstanding anything to the contrary herein, all payments under this Section 3.1 shall be subject to the terms and provisions of the Intercreditor Agreement in all respects.

Section 3.2 Lockbox Account; Collection Account; Collection Account Management.

(a) On or prior to the date that is fifteen (15) days following the Initial Closing Date, the Company shall enter into a Deposit Agreement with the Depositary Bank with respect to the Lockbox Account. The Company shall deliver instructions to all Licensees and account debtors (the “Instruction to Payors”) with respect to any proceeds arising from sales of Selinexor by the Company or its Subsidiaries in the United States and any Other Royalty Payments relating to Selinexor (which instruction shall be in form and substance reasonably satisfactory to the Investor Representative and identify each Investor as having a right to a receive a portion of such amounts, and a copy of which shall be delivered to the Investor Representative promptly following delivery to such Licensee or account debtor) to remit such proceeds and Other Royalty Payments to the Lockbox Account, to the extent the Instruction to Payors was not sent to such Licensees and account debtors on or prior to the Initial Closing Date. To the extent any such proceeds are paid directly to the Company, the Company shall remit to the ~~Lockbox~~Collection Account all such amounts within fifteen (15) Business Days of its Knowledge of such receipt of any such funds. In addition, on or prior to the date that is fifteen (15) days following the Initial Closing Date, the Company shall establish with the Depositary Bank the Collection Account and enter into a Deposit Agreement with the Depositary Bank. The Company shall cause all of the funds on deposit in the Lockbox Account to be transferred to the Collection Account on a daily basis.

(b) With respect to any amounts that are deposited into the Collection Account on any day, so long as no Default or Event of Default has occurred and is continuing, any amounts may be disbursed to the Company Account from time to time at the direction of the Company. The Company shall provide the Depositary Bank notice no more frequently than daily of such amount to be disbursed to the Company Account pursuant to this Section 3.2(b). During the Payment Term, on each Quarterly Payment Date, the Company shall instruct the Depositary Bank to disburse to the Investor Account an amount equal to the lesser of (x) the funds on deposit in the Collection Account and (y) the Revenue Interests for such Quarterly Payment Date. If the amount to be disbursed to the Investor Account on any Quarterly Payment Date pursuant to the preceding sentence is less than the Revenue Interests to which the Investor is entitled for the relevant Calendar Quarter, the Company shall pay the amount of such shortfall to the Investor Representative on such Quarterly Payment Date. If the amount of funds on deposit in the Collection Account on any Quarterly Payment Date exceeds the Revenue Interests for such Quarterly Payment Date, such excess amount may be transferred to the Company Account at the direction of the Company.

(c) If a Default or Event of Default has occurred and is continuing, no funds in the Collection Account shall be transferred to the Company Account, and, subject to the Intercreditor Agreement, the Investor Representative shall have the right to exercise all of its rights and remedies under Article XI, including, without limitation, directing the Depositary Bank to transfer all of the funds in the Collection Account to the Investor Representative until all of the Obligations owed by the Company under this Agreement and other Transaction Documents have been paid in full.

(d) During the Payment Term, the Company shall have no right to terminate the Lockbox Account or the Collection Account without the Investor Representative’s prior written consent; provided that, without the Investor Representative’s consent to the change of location of such accounts (provided such location is in the United States), the Company shall have the right from time to time to establish a replacement Lockbox Account or Collection Account with a replacement Depositary Bank, provided that such replacement Depositary Bank entered into a Deposit Agreement with respect to such replacement accounts effective no later than the date of replacement. For purposes of this Agreement, any reference to the “Lockbox Account”, “Collection Account”, “Depositary Bank” or “Deposit Agreement” shall refer to such replacement Collection Account, Depositary Bank or Deposit Agreement, as the context requires.

(e) For the avoidance of doubt and notwithstanding anything to the contrary herein, all transfers, disbursements and payments made under this Section 3.2 shall be subject to the terms and provisions of the Intercreditor Agreement in all respects.

Section 3.3 Mode of Payment/Currency Exchange. All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account. With respect to sales outside the U.S., for the purpose of calculating Net Revenues for the purposes of determining the Revenue Interests payable under

Section 3.1, Net Revenues shall be calculated, if pursuant to a License Agreement, in the currency set forth therein, or otherwise in the currency of sale, and then such amounts shall be converted into U.S. Dollars at the monthly rate of exchange utilized by the Company, in accordance with GAAP, fairly applied and as employed on a consistent basis throughout the Company’s operations. Should the Company change its foreign currency translation methodology, the new methodology will be disclosed in writing to the Investor Representative prior to its implementation. For clarity, to the extent that the Company receives a payment from a Third Party in U.S. Dollars on which Revenue Interests are payable to Investor Representative under Section 3.1, the foregoing currency exchange rates shall not apply to such amount, and in particular the Company will have no obligation to re-calculate any currency conversion that was employed in connection with such Third Party payment.

Section 3.4 Included Product Payment Reports and Records Retention. On or prior to each Quarterly Payment Date, the Company shall deliver to the Investor Representative a written report of the amount of gross sales of the Included Product in each country during the applicable Calendar Quarter, an itemized calculation of Net Revenues and Other Royalty Payments on a country-by-country basis and a calculation of the amount of the Revenue Interests due under Section 3.1(a) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied thereto and a calculation of the Under Performance Payment (if any) pursuant to Section 3.1(b). For three (3) years after each sale of the Included Product made by the Company or any of its Affiliates, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 3.1(a). The Company shall use commercially reasonable efforts to include, in each contract of the Company for the distribution, marketing or selling of Selinexor entered into on or after the Initial Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to the Company all information necessary for the Company to comply with this Section 3.4 and calculate the Revenue Interests that are payable as set forth in this Agreement.

Section 3.5 Audits.

(a) Upon the written request of the Investor Representative, and not more than once in each Calendar Year (so long as no Special Termination Event, Default or Event of Default has occurred and is continuing), the Company shall permit an independent certified public accounting firm of national prominence selected by the Investor Representative, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than thirty (30) days’ prior written notice, the relevant documents and records of the Company and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interest) made by the Company under this Agreement. Such review may cover the records for sales or other dispositions of the Included Product, Net Revenues, Other Royalty Payments and the aggregate amount of deposits into the Lockbox Account and the Collection Account in any Calendar Year ending no earlier than the first day of the previous Calendar Year. The accounting firm shall be permitted to prepare and disclose to the Investor Representative a written report stating only whether Revenue Interests paid to the Investor Representative hereunder and the reports provided by the Company relating to such Revenue Interests required hereunder are correct or incorrect and the specific details concerning any discrepancies. Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Default or Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice, as the Investor shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor Representative review the relevant documents and records of the Company and its Subsidiaries.

(b) If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any late or unpaid Revenue Interests within sixty (60) days after the date the Investor Representative delivers to the Company a notice including the accounting firm’s written report and requesting such payment. If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 3.1(a)) is greater than the lesser of (i) ten percent (10%) of the total amount actually owed for the period audited or (ii) one million dollars ($1,000,000), then the Company shall in addition (i) reimburse the Investor Representative for all reasonable costs and fees of the accounting firm related to such audit and (ii) pay interest accrued on such amount of the underpayment at a rate of one percent (1.0%) per month from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s). The Investor Representative shall (i) treat all information that it receives under this Section 3.5 or under any License Agreement of the Company in accordance with the provisions of Article IX and (ii) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor Representative to enforce its rights under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor Representative as of the Effective Date and as of the date of each Closing as follows:

Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect).

Section 4.2 No Conflicts.

(a) None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event would not result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral or any assets of any Pledged Subsidiary relating to Selinexor (other than Permitted Liens).

(b) The Company has not granted, nor does there exist, any Lien on the Transaction Documents or the Collateral (other than Permitted Liens).

Section 4.3 Authorization. The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4 Ownership. Except as set forth on Schedule 4.4, the Grantors are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens, and the Pledged Subsidiaries own their respective assets relating to Selinexor, free and clear of all Liens, other than Permitted Liens. The Revenue Interests sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date and the other Collateral have not been pledged, sold, assigned, transferred, conveyed or granted by the Company to any other Person. The Company has full right to sell, assign, transfer, convey and grant the Revenue Interests to the Investor. Upon the sale, assignment, transfer, conveyance and granting by the Company of the Revenue Interests to the Investor Representative, the Investor shall acquire good and marketable title to the Revenue Interests free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owner of the Revenue Interests. The Company has not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interests, the Collateral and the assets of the Pledged Subsidiaries relating to Selinexor, in each case, to be subordinated to any creditor or any other Person.

Section 4.5 Governmental and Third Party Authorizations. The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interests to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of UCC financing statements and those previously obtained or made or to be obtained or made on the Closing Date.

Section 4.6 No Litigation. Except as set forth on Schedule 4.6, there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

Section 4.7 Solvency. ~~The Company has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Company is party and its authorization, execution and delivery of the Transaction Documents to which the Company is party, the Company’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Company will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Company will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Bankruptcy Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken or is intended by the Company or, to its Knowledge, any other Person to make the Company subject to a Bankruptcy Event.~~Upon the consummation of the Sixth Amendment Transactions on the Sixth Amendment Effective Date, the Company and the Company Parties are and will be, taken as a whole, Solvent.

Section 4.8 No Brokers’ Fees. Except as set forth on Schedule 4.8, the Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 4.9 Compliance with Laws. Except as set forth on Schedule 4.9, none of the Company or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would result in a Material Adverse Effect. Each of the Company and each Subsidiary of the Company is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.

Section 4.10 Intellectual Property Matters.

(a) Schedule 4.10 sets forth an accurate and complete list of all (i) Patent Rights existing as of the Effective Date, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, in each case relating to the Included Product, (iii) registered Copyrights relating to the Included Product, and (iv) domain name registrations and websites relating to the Included Product, in each base with respect to clauses (i) through (iv) above, which exist as of the Effective Date. For each of such Collateral listed on Schedule 4.10, the Company has indicated (A) the jurisdictions in which such Patent Right is pending, allowed, granted or issued, (B) the patent number or patent serial number, (C) the scheduled expiration date of such Patent Rights, (D) the anticipated expiration date of the Patent that may issue from each pending patent application within the Collateral once issued and (E) the inventor(s) of such Patent Rights.

(b) Except as separately disclosed to Investor Representative, to the Knowledge of Company, each claim that has been issued or granted by the appropriate Patent Office included in the Patent Rights and that would be infringed by the manufacture, use or sale of the Included Product is valid and enforceable.

(c) To the Knowledge of Company, there are no unpaid maintenance or renewal fees payable by the Company to any Third Party that currently are overdue for any of the Patent Rights. To the Knowledge of Company, and except as would not result in a Material Adverse Effect, each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of such Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Patent Rights (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(d) Subsequent to the issuance of the Patent Rights, the Company has not filed any disclaimer or made or permitted any other voluntary reduction in the scope of any material Patent Rights, other than filing of a Terminal Disclaimer to address obviousness-type double patenting rejections in the normal course of patent prosecution. No allowable or allowed subject matter of the Patent Rights has been the subject of any interference, re-examination or opposition proceedings.

(e) There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Patent Rights or that would result in any Set-off against the payments due to the Investor Representative under this Agreement. To the Knowledge of the Company, there are no Disputes by or with any Third Party against the Company involving the Included Product. The Patent Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

(f) To the Knowledge of the Company, and except as separately disclosed to Investor Representative, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and the Company has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Included Product as currently contemplated infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights.

(g) To the Knowledge of the Company, there is no Third Party infringing any Patent Rights that would result in a Material Adverse Effect.

(h) The Patent Rights constitute all of the Patents owned or controlled by the Company or any of the Company’s Affiliates necessary for the sale of the Included Product in the U.S., Japan and the European Union.

Section 4.11 Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 4.12 Material Contracts.

(a) Schedule 4.12(a) hereto contains a list of the Material Contracts as of the date hereof. As of the date hereof, the Company has provided a true and complete copy of each of the Material Contracts to the Investor Representative.

(b) Except as separately disclosed in writing to Investor Representative referencing this Section 4.12(b), neither the Company nor any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Company or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. The Company has not received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date.

(c) Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. The Company has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither the Company, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any written notice to the Company or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

Section 4.13 Bankruptcy. Neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.

Section 4.14 Office Locations; Names.

(a) The chief place of business, the chief executive office and each office where each Grantor keeps its records regarding the Collateral are, as of the date hereof, each located at 85 Wells Avenue, Newton, MA 02459.

(b) No Company Party (or any predecessor by merger or otherwise) has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 4.15 Permitted Debt. There is no Indebtedness incurred by the Company or any of its Subsidiaries other than the Permitted Debt and any Indebtedness incurred in connection with the Sixth Amendment Transactions. Schedule 4.15(a) hereto lists all of the Permitted Debt Facility Documents as of the date hereof, and true, complete and correct copies of the Permitted Debt Facility Documents have been provided to the Investor Representative as of the date hereof. There is no default or event of default under the Permitted Debt Facility Documents.

Section 4.16 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (i), (ii) and (iii) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.

(c) From the date of the Audited Financial Statements to and including the Initial Closing Date, there has been no Disposition by any Company Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Company Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Company Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor on or prior to the Initial Closing Date.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would result in a Material Adverse Effect.

Section 4.17 No Default; No Special Termination Event.

(a) Neither any Company Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that would result in a Material Adverse Effect.

(b) No Special Termination Event, Default or Event of Default has occurred and is continuing.

Section 4.18 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 4.19 ERISA Compliance.

(a) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would result in a Material Adverse Effect. The Company has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that would result in a Material Adverse Effect.

(c) Except as would not result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.

Section 4.20 Subsidiaries. Set forth on Schedule 4.20 is a complete and accurate list as of the date hereof of each Subsidiary of the Company, together with (a) jurisdiction of organization and (b) the percentage of the Equity Interests in such Subsidiary owned by the Company.

Section 4.21 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

Section 4.22 Disclosure. The Company has disclosed to the Investor all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Company Party to the Investor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

Section 4.23 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Company and its Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) PATRIOT Act. To the extent applicable, the Company and each Subsidiary is in compliance, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

Section 4.24 Compliance of Included Products.

(a) (i) The Company and its Subsidiaries possess all Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted, except where the failure to so possess would not result in a Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be in full force and effect would not result in a Material Adverse Effect;

(ii) Except as set forth on Schedule 4.24(a), the Company and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval, in each case, except for any such event that, individually or in the aggregate, would not have a Material Adverse Effect;

(iii) None of the officers, directors, employees or, to the Company’s Knowledge, Affiliates of the Company or any Subsidiary or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Company’s Knowledge, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents;

(iv) None of the officers or directors, or, to the Company’s Knowledge, employees or Affiliates of the Company or any Subsidiary or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to the Company or any Subsidiary, their business operations and Included Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;

(vi) Except as set forth on Schedule 4.24(a), all preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and Applicable Laws;

(vii) All Included Products have since July 3, 2019 been manufactured, transported, stored and handled in all material respects in accordance with current good manufacturing practices applicable from time to time and Applicable Laws;

(viii) Neither the Company nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against the Company or a Subsidiary, any action to enjoin the Company or a Subsidiary, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that would result in a Material Adverse Effect;

(ix) Neither the Company nor any Subsidiary has received from the FDA, at any time since January 1, 2019, a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of Laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary would result in a Material Adverse Effect; and

(x) Since July 3, 2019, (A) there have been no Safety Notices, (B) to the Company’s Knowledge, there are no unresolved material product complaints with respect to Selinexor, in each case would result in a Material Adverse Effect, and (C) to the Company’s knowledge, there are no facts that would result in (1) a material Safety Notice with respect to Selinexor, (2) a material change in the labeling of Selinexor, or (3) a termination or suspension of marketing of Selinexor.

(b) (i) All of the Included Products that exist as of the date hereof are listed on Schedule 4.24(b);

(ii) Since July 3, 2019, the operation of the Business of the Company and its Subsidiaries with respect to each Included Product, including the manufacture, import, marketing, promotion, sale, labeling, and distribution of the Included Products, has been in compliance with all Permits and Applicable Laws, except where a failure to so comply would not result in a Material Adverse Effect;

(iii) Without limiting the generality of Section 4.24(a)(i) and (ii) above, with respect to any Included Product being tested or manufactured by the Company and its Subsidiaries, as of the date hereof, to the Company’s Knowledge, neither the Company nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Included Product or the marketing and sales of such Included Product, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of such Included Product that would result in a Material Adverse Effect, or (B) any such Regulatory Approval that would result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Included Product by the Company and its Subsidiaries should cease or that such Included Product should be withdrawn from the marketplace; and

(iv) Between July 3, 2019 and the date hereof, neither the Company nor any Subsidiary of the Company has experienced any significant failures in the manufacturing of any Included Product for commercial sale that has had or would result in, if such failure occurred again, a Material Adverse Effect.

Section 4.25 Labor Matters. There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, hours worked by and payments of compensation made by the Company and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

Section 4.26 EEA Financial Institution. Neither the Company nor any of its Subsidiaries is an EEA Financial Institution.

Section 4.27 Taxes. The Company and each of its Subsidiaries has (A) filed all Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (B) paid all Taxes required to be paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that would not result, individually or in the aggregate, in a Material Adverse Effect.

Section 4.28 Data Privacy. The Company has not experienced any breach of security of unauthorized access by third parties of any Personal Information in its possession, custody, or control that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor hereby represents and warrants separately (and not jointly) to the Company as of the Effective Date and the date of each Closing as follows:

Section 5.1 Organization. Such entity is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 5.2 No Conflicts. None of the execution and delivery by such entity of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.

Section 5.3 Authorization. Such entity has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such entity is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it. Each of the Transaction Documents to which such entity is party has been duly executed and delivered by it. Each of the Transaction Documents to which such entity is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4 Governmental and Third Party Authorizations. The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 4.5.

Section 5.5 No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 5.6 No Brokers’ Fees. Such entity has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.7 Funds Available. As of the date hereof, such entity has sufficient funds on hand to satisfy its obligations to pay the Investment Amount due and payable on the Initial Closing Date and has sufficient funds under commitment to it to satisfy its obligations to pay the Investment Amount due and payable on the Subsequent Closing Date. Such entity acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8 Access to Information. Such entity acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interests, the Collateral and the Included Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interests in accordance with the terms of this Agreement. Such entity has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interests in accordance with the terms of this Agreement.

Section 5.9 Tax Status. Such entity is a Unites States person as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1 Collateral Matters; Guarantors.

(a) On or prior to the Initial Closing Date, each of the Company and the Guarantors shall enter into the Security Agreement, pursuant to which the Company and the Guarantors shall grant to the Investor Representative, a continuing security interest of first priority in all of their respective right, title and interest in, to and under the Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of the Investor as security for the prompt and complete payment and performance of the Obligations. Pursuant to the Security Agreement, the Company shall pledge (x) all of its Equity Interests in the Guarantors, (y) to the extent that any Subsidiary organized as a Massachusetts Securities Corporation owns any portion of the assets listed in the definition of “Collateral”, all of its Equity Interests in such Subsidiary organized as a Massachusetts Securities Corporation and (z) to the extent that any Excluded Subsidiary owns any portion of the assets listed in the definition of “Collateral,” all of its equity interests in such Excluded Subsidiary (provided that no more than 100% of the non-voting Equity Interests of such Excluded Subsidiary (if any) and 65% (or such greater amount that would not reasonably be expected to result in any material adverse tax consequences to any Company Party) of the voting Equity Interests of such Excluded Subsidiary shall be required to be pledged) (such Subsidiaries referred to in clauses (y) and (z), the “Pledged Subsidiaries”), in each case, to the Investor Representative for the benefit of the Investor to secure the Obligations. In addition, each Guarantor shall enter into the Guaranty, pursuant to which each Guarantor shall guarantee the prompt performance of the Obligations. The Company shall cause any Subsidiary (other than any Excluded Subsidiary) that may acquire or own any portion of the Collateral after the Initial Closing Date to enter into a Joinder Agreement to become a party to the Guaranty as Guarantor and to the Security Agreement as Grantor.

(b) The Company authorizes and consents to the Investor filing, including with the Secretary of State of the State of Delaware, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions as in the Investor’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Investor of the Revenue Interests hereunder and to perfect and maintain the perfection of the Investor’s ownership in the Revenue Interests and the security interest in the Revenue Interests granted by each Grantor to the Investor pursuant to the Security Agreement; provided that the Investor will provide the Company with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing and the collateral identified in any such financing shall be limited to a legally sufficient description of the “Collateral” as defined herein and proceeds and products thereof. For greater certainty, the Investor will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing. For sake of clarification, the foregoing statements in this Section 6.1 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.

Section 6.2 Update Meetings. During the Payment Term, but subject to Section 10.4, the Investor Representative shall be entitled to a quarterly update call or meeting (at the Investor Representative’s election, in person, via teleconference or videoconference or at a location reasonably designated by the Company) to discuss (i) the reports delivered by the Company pursuant to Section 3.4, (ii) certain topics or documents listed on Schedule 6.2, (iii) the progress of sales and product development and marketing efforts made by the Company pursuant to the Product Plans, (iv) the status and the historical and potential performance of the Included Product, (~~iv~~v) any regulatory developments and/or (~~v~~vi) such other matters that the Investor deems appropriate. Any information disclosed by either Party during such update meetings or calls or provided to the Investor Representative pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of Article IX. Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Default or an Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice, as the Investor Representative shall determine, in its reasonable discretion, to have such update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Affiliates.

Section 6.3 Notices.

(a) To the extent permitted by Applicable Law, promptly after receipt by the Company of notice of any action, suit, claim, demand, Dispute, investigation, arbitration or other proceeding (commenced or threatened) involving the Included Product included in the Collateral or owned by any Pledged Subsidiary and relating to Selinexor, the transactions contemplated by any Transaction Document, or to the Revenue Interests, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor Representative in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, furnish the Investor Representative with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor Representative, and if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the contents thereof.

(b) To the extent permitted by Applicable Law, promptly following receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the IP Rights included in the Collateral or owned by the Pledged Subsidiaries and relating to Selinexor or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against the Company and relating to the Included Product included in the Collateral or owned by the Pledged Subsidiaries and relating to Selinexor, the Company shall subject to any confidentiality obligation to any Third Party, (i) inform the Investor Representative in writing of such receipt and (ii) furnish the Investor Representative with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the contents thereof.

(c) The Company shall promptly (and in any event within ten (10) Business Days) provide Investor Representative with copies of any material information, reports and notices if the contents of such information, report or notice would, individually or in the aggregate, result in a Material Adverse Effect.

(d) The Company shall provide the Investor Representative with prompt written notice after the Company has Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Company or any Material Contract Counterparty to any Selinexor Material Contract (or to the extent it would result in a Material Adverse Effect, any Material Contract Counterparty to any other Material Contract); (ii) any material breach or default by the Company of or under any covenant, agreement or other provision of any Transaction Document; (iii) any representation or warranty made by the Company in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would result in a Material Adverse Effect.

(e) The Company shall promptly notify the Investor Representative of the occurrence of a Change of Control.

(f) The Company shall notify the Investor Representative in writing not less than 10 days prior to any change in, or amendment or alteration of, any Company Party’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization,

(g) The Company shall promptly (and in any event, within ten (10) Business Days) notify the Investor Representative of the Company’s Knowledge of any ERISA Event.

(h) The Company shall promptly (and in any event, within five (5) Business Days or within one (1) Business Day if any Indebtedness under the Permitted Debt Facility Documents has been accelerated) notify the Investor of the occurrence of any material default or event of default under the Permitted Debt Facility Documents.

(i) The Company shall promptly (and in any event, within ten (10) days) notify the Investor of (i) the termination of any Selinexor Material Contract other than upon its scheduled termination date; (ii) the receipt by any Company Party or any of its Affiliates from a counterparty asserting a default by the Company or any of its Subsidiaries under any Selinexor Material Contract where such alleged default, if accurate would permit such counterparty to terminate such Selinexor Material Contract; (iii) the entering into of any new Selinexor Material Contract by a Company Party or any Affiliate; or (iv) any material amendment to a Selinexor Material Contract in any manner adverse to the Investor.

(j) The Company shall promptly notify the Investor Representative of the occurrence of a Special Termination Event, Default or Event of Default.

(k) The Company shall promptly notify the Investor Representative of the occurrence of any event with respect to the assets of the Company or any Affiliates of the Company that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.1(a) through (k) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto. Such statement shall set forth what action the applicable Company Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(h), Section 6.3(i) or Section 6.3(j) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4 Public Announcement.

(a) As soon as reasonably practicable following the date hereof, one or both of the Parties shall issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A. Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Global Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Investor, shall be the Investor Representative) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Global Market or any other stock exchange or Governmental Authority on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted, if any; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq Global Market or any other stock exchange or Governmental Authority, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any Governmental Authorities which are consistent with redacted versions previously filed with any other Governmental Authorities. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the Nasdaq Global Market or any other stock exchange or Governmental Authority. For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.

Section 6.5 Further Assurances.

(a) The Company shall promptly, upon the reasonable request of the Investor, at the Company’s sole cost and expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the

Investor reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to the Investor from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor and the Investor shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (c) upon the exercise by the Investor of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Investor may require. In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Investor such further instruments and documents, and take such further action, as the Investor may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investor hereby and thereby.

(b) The Company and the Investor shall cooperate and provide assistance as reasonably requested by the other Party hereto, at the expense of such other Party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other Party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests but in all cases excluding any litigation brought by the Company (for itself or on behalf of any the Company Indemnified Party) against the Investor or brought by the Investor (for itself or on behalf of any Investor Indemnified Party) against the Company.

(c) Each Party shall comply with all Applicable Laws with respect to the Transaction Documents and the Revenue Interests except where any non-compliance would not result in a Material Adverse Effect.

Section 6.6 IP Rights.

(a) The Company and its Subsidiaries shall, at their sole expense, prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary and/or desirable to (i) use commercially reasonable efforts to prosecute and maintain the material Patent Rights and Trademarks, in each case, relating to an Included Product for which the Company has obtained Regulatory Approval (the “Approved Patent Rights” and “Approved Trademarks”, respectively), in the United States, Europe and Japan; and (ii) use commercially reasonable efforts to defend or assert such material Approved Patent Rights and Approved Trademarks against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in the United States, Europe and Japan (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). The Company shall keep the Investor informed of all of such actions as well as actions in other countries and jurisdictions, and the Investor shall have the opportunity to consult with the Company with respect thereto, and the Company shall consider all of the Investor’s comments in good faith. This ~~subsection~~ Section 6.6(a) shall apply only with respect to material Intellectual Property owned by the Company or its Subsidiaries or, to the extent that the Company or any Subsidiary has prosecution, maintenance and/or enforcement rights with respect thereto, licensed by the Company or its Subsidiaries.

(b) The Company and its Subsidiaries shall use commercially reasonable efforts to prosecute all pending Patent applications within the material Approved Patent Rights for which it is an owner (or otherwise has rights to prosecute such Patent Rights) consistent with standards in the pharmaceutical industry (as applicable) for similarly situated entities.

(c) The Company shall, and shall cause each Subsidiary to:

(i) take reasonable measures to protect the proprietary nature of material and confidential IP Rights included in the Collateral or owned by any Pledged Subsidiary and relating to Selinexor and to maintain in confidence all Trade Secrets and confidential information compromising a part thereof;

(ii) not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies material and confidential IP Rights included in the Collateral or owned by any Pledged Subsidiary and relating to Selinexor; and

(iii) take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies material and confidential IP Rights included in the Collateral or owned by any Pledged Subsidiary and relating to Selinexor.

(d) The Company and its Subsidiaries shall use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patent Rights material to the conduct of the Business of the Company and its Subsidiaries to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

Section 6.7 Existence. The Company shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would result in a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents.

Section 6.8 Commercialization of the Included Product.

(a) The Company shall use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain, Marketing Authorization in the United States for Selinexor. The Company shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, Marketing Authorization in the United States for Selinexor. The Company shall use Commercially Reasonable and Diligent Efforts, itself or through one or more Subsidiaries or Licensees, to Commercialize the Included Product included in the Collateral for which Marketing Authorization is obtained.

(b) The Company shall not enter into any Selinexor Material Contract unless the Company (i) shall have used Commercially Reasonable and Diligent Efforts in selecting the applicable Material Contract Counterparty to such Selinexor Material Contract and negotiating and agreeing to the terms of such Selinexor Material Contract (or any amendment, modification, restatement, cancellation, supplement, termination or waiver of any of the material terms thereof) or (ii) shall have obtained the prior written consent of the Investor. In addition, if any Existing Selinexor Material Contract terminates for any reason whatsoever, the Company shall use Commercially Reasonable and Diligent Efforts to enter into a replacement Selinexor Material Contract.

(c) The Company shall, and shall cause its Subsidiaries to, comply with all material terms and conditions of and fulfill all material obligations under each Selinexor Material Contract (including, without limitation, each License Agreement) to which any of them is party. Upon the occurrence of a breach of any such Selinexor Material Contract by any other party thereto, which would result in a Material Adverse Effect, the Company shall use Commercially Reasonable and Diligent Efforts to seek to enforce all of its (or its Subsidiary’s) rights and remedies thereunder.

(d) Upon the occurrence of a breach of any Selinexor Material Contract by any other party thereto, which would result in a Material Adverse Effect on Selinexor, the Company shall use Commercially Reasonable and Diligent Efforts to seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder. In the case of Selinexor Material Contracts consisting of licenses or other arrangements under which the counterparty is to make payments to the Company in respect of such Commercialization, such counterparties shall be instructed to make all payments to the Collection Account for receipt and disbursement in accordance with the terms hereof.

Section 6.9 Financial Statements.

(a) The Company shall deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception or any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of borrowings under Permitted Debt or this Agreement)~~)~~ provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components; and

(b) The Company shall deliver to the Investor Representative, as soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

Section 6.10 Certificates; Other Information. The Company shall (a) deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative:

(i) concurrently with the delivery of the financial statements referred to in Section 6.9(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company, setting forth (i) the amount of gross sales of the Included Product in each country, (ii) the amount of Other Royalty Payments in each country, (iii) the amount of the Net Revenues and a calculation thereof, (iv) a calculation of the Included Product Payment Amount for each Quarterly Payment Date, showing the Applicable Tiered Percentage applied thereto and a calculation of Under Performance Payments (if applicable), in each case, for each fiscal quarter period covered by such Compliance Certificate;

(ii) as soon as practicable upon the reasonable request of the Investor Representative, copies of the most recent quarterly statements for each Deposit Account, Securities Account and other bank account or securities account of the Company and each other Grantor;

(iii) concurrently with the delivery of the annual financial statements referred to in Section 6.9(a) and (b), a certificate of a Responsible Officer of the Company listing (A) all applications by any Company Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (B) all issuances of registrations or letters on existing applications by any Company Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Company Party since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (D) such supplements to Schedule 4.10 as are necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate.

Documents required to be delivered pursuant to Section 6.9 or Section 6.10 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Investor Representative has access (whether a commercial, third-party website or whether sponsored by the Investor); provided, that: the Company shall notify the Investor Representative (by facsimile or electronic mail) of the posting of any such documents and provide to the Investor Representative by electronic mail electronic versions (i.e., soft copies) of such documents. The Investor Representative shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by the Investor or the Investor Representative, and the Investor or the Investor Representative shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.11 Payment of Obligations. Each of the Company and its Subsidiaries shall pay and discharge all its obligations and liabilities (a) prior to the date on which penalties attach thereto, all federal and state and other Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party or its Subsidiaries, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon any Collateral or any assets of the Pledged Subsidiaries relating to Selinexor (other than Permitted Liens), and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.12 Maintenance of Properties. Each of the Company and its Subsidiaries shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not result in a Material Adverse Effect.

Section 6.13 Maintenance of Insurance.

(a) Except as would not result in a Material Adverse Effect, each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Within thirty (30) days of the Initial Closing Date, (i) the Company shall provide the Investor Representative a schedule of the insurance coverage of the Company and its Subsidiaries as is then in effect, outlined as to carrier, policy number, expiration date, type, amount and deductibles, and (ii) each of the Company and its Subsidiaries shall cause the Investor and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral or assets of the Pledged Subsidiaries relating to Selinexor.

Section 6.14 Books and Records. Each of the Company and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Company Party or such Subsidiary, as the case may be.

(a) Each of the Company and its Subsidiaries shall maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company Party or such Subsidiary, as the case may be.

Section 6.15 Use of Proceeds. The Company and its Subsidiaries, taken as a whole, shall use the Investment Amount (a) to support the commercial launch of Selinexor and (b) for other general corporate purposes, provided, that, in no event shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.

Section 6.16 ERISA Compliance. Each of the Company and its Subsidiaries shall do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Company and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as would not result in a Material Adverse Effect.

Section 6.17 Compliance with Contractual Obligations. Each of the Company and its Subsidiaries shall comply in all respects with each Contractual Obligation of such Person, except as would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 6.18 Included Products. Without limiting the generality of Section 4.9, in connection with the development, testing, manufacture, marketing or sale of each and any Included Product by the Company or any Subsidiary, the Company or such Subsidiary shall comply in all material respects with all Permits.

Section 6.19 Anti-Corruption Laws. Neither the Company nor, to the Company’s Knowledge, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law.

Section 6.20 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Company is and has been, to the Knowledge of Company, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Company’s privacy policies and the requirements of any contracts or codes of conduct to which the Company is a party, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 6.21 Tax.

(a) The Parties (i) agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by ~~the Revenue Interest Financing~~this Agreement, ~~as amended by this~~the First Omnibus Amendment, the Second Amendment, the Second Omnibus Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment are intended to constitute a debt ~~instruments~~instrument that are subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments. The Parties shall cooperate in good faith to determine the comparable yield (as such term is described in the U.S. Treasury Regulations governing contingent payment debt instruments) for ~~each~~the debt instrument within ninety (90) days following the issuance date of such debt instrument and (ii) intend that the provisions of Treasury Regulation 1.1275-2(a)(1) would apply, subject to the exceptions in Treasury Regulation 1.1275-2(a)(2), to treat any ~~noncontingent~~non-contingent payments on the debt ~~instruments~~instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to

“applicable high yield discount obligations”). The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.21(a) on any Tax return or for any other Tax purpose, unless required by Law or the good faith resolution of a Tax audit or other Tax proceeding.

(b) On or prior to the Initial Closing Date, each entity constituting collectively the Investor shall provide the Company with a duly completed and executed IRS Form W-9 certifying that such entity is a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, that is exempt from U.S. federal backup withholding with respect to all payments pursuant to this Agreement.

(c) Payments by or on account of any obligation of the Company under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If the Company is required by Law to withhold any Tax in respect of any amounts payable to the Investor pursuant to this agreement, (1) the Company shall make such withholding and timely pay such amount to the applicable Governmental Authority, (2) the Company shall provide the Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Investor and (3) if the Tax withheld was an Indemnified Tax, the sum payable by the Company shall be increased so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this clause (c)), the Investor receives an amount equal to the sum it would have received had no such deductions been made. The Company will promptly notify the Investor if it becomes required to withhold any Tax in respect of any payment to the Investor pursuant to this Agreement.

Section 6.22 ~~Covenant to file sNDA. Within nine (9) months of the satisfaction of the Positive SIENDO Study Condition, the Company shall, or shall cause one of Subsidiaries to, file a supplemental New Drug Application (sNDA) with the FDA for Selinexor use in endometrial cancer.~~[Reserved].

ARTICLE VII

NEGATIVE COVENANTS

During the Payment Term, no Company Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any Collateral or any assets of the Pledged Subsidiaries relating to Selinexor, whether now owned or hereafter acquired, other than the Permitted Liens and those Liens created in connection with the Sixth Amendment Transactions.

Section 7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Investor Representative, except the Permitted Debt and any Indebtedness incurred in connection with the Sixth Amendment Transactions.

Section 7.3 Dispositions. Make any Disposition (other than~~,~~ for the avoidance of doubt, Permitted Transfers and the consummation of the Sixth Amendment Transactions) unless (a) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of, (b) no Special Termination Event, Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Subsidiary (other than to another Grantor), (d) such transaction does not involve a sale, transfer, license or other disposition of Included Product included in the Collateral or owned by any Pledged Subsidiary relating to Selinexor (or any IP Rights associated therewith) in the United States or any state or political subdivision thereof ~~and~~, (e) in connection with the Sixth Amendment Transactions and (f) the aggregate net book value of all of the assets sold or otherwise disposed of (including, for the avoidance of doubt, the assets sold or otherwise disposed of in such Disposition) does not exceed $5,000,000 in any fiscal year.

Section 7.4 Change in Nature of Business. Engage in any material line of business other than the discovery, development, manufacture or commercialization of biopharmaceutical products.

Section 7.5 Prepayment of Other Indebtedness. Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any the Company Party or any Subsidiary, other than (i) ~~any such payment or transaction with respect to the Indebtedness arising under the Transaction Documents, (ii)~~ in the case of the ~~Existing~~2029 Convertible Exchange Notes and the New 2028 Convertible Notes, as applicable, (x) using the proceeds from the sale of Permitted New Convertible Notes or other Permitted Debt, and/or (y) any transaction exchanging, repaying or redeeming such Indebtedness for the 2029 Convertible Exchange Notes, the New 2028 Convertible Notes, Permitted New Convertible Notes or other Permitted Debt, (~~iii~~ii) any transaction exchanging Indebtedness for Capital Stock (other than Disqualified Capital Stock) ~~or the proceeds from the sale of Capital Stock (other than Disqualified Capital Stock), (iv) any transaction exchanging, repaying, redeeming or otherwise acquiring for value the 2029 Convertible Notes in exchange for any Permitted Refinancing Indebtedness and (v)~~, (iii) any such payment or transaction in connection with the consummation of the Sixth Amendment Transactions and (iv) any payment, repayment, prepayment, exchange, refinancing, cash settlement or acquisition for value of Indebtedness (and any interest, fees, expenses, costs and premium thereon) under the Senior Loan Agreement.

Section 7.6 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Investor under the Transaction Documents.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior notice to the Investor Representative, change its name, state of organization or form of organization or its Federal Taxpayer Indemnification Number or its organizational identification number.

(d) Amend, modify or change any of the terms or provisions of any Permitted Debt Facility Document in a manner inconsistent with the terms of the Transaction Documents.

(e) Amend, modify or change the Product Plans without the prior written consent of the Investor Representative.

Section 7.7 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any other Company Party;

(b) each Company Party may make Restricted Payments to any other Company Party;

(c) each Subsidiary may make Restricted Payments to the holders of its Equity Interests on a pro rata basis;

(d) each Subsidiary that is not a Company Party may make Restricted Payments to any other Subsidiary;

(e) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(f) the Company may make scheduled payments to the Permitted Debt Creditors so long as (i) no default or event of default exits under the Permitted Debt Facility Documents and (ii) such payments are made in accordance with the terms of the Permitted Debt Facility Documents;

(g) the Company may make payments to the Permitted Convertible Notes Creditors in connection with any refinancing thereof permitted hereunder;

(h) the Company make any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Capital Stock) of the Company;

(i) the repurchase of Equity Interests (i) deemed to occur upon the exercise of options, warrants or other convertible securities to the extent that such Equity Interests represent all or a portion of the exercise price thereof or (ii) deemed to occur upon the withholding of a portion of Equity Interests granted or awarded to any current or former officer, director, manager, employee or consultant (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) to pay for taxes payable by such Person in connection with such grant or award (or the vesting thereof);

(j) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities;

(k) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of the Company’s Subsidiaries held by any current or former employee, director, manager, consultant or director (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) of the Company or any of the Company’s Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid under this clause (k) in any Calendar Year, commencing with the Calendar Year ended December 31, 2018, will not exceed $~~5 million~~5,000,000 (with unused amounts in any such Calendar Year being referred to as “Unused Amounts”); provided, further, that such amount may be increased by an amount not to exceed:

(A) the net cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Company to any current or former employee, director, manager, consultant or director of the Company or any of its Subsidiaries that occurs after the date of this Agreement; and

(B) the cash proceeds of key man life insurance policies received by the Company or the Subsidiaries after the date of this Agreement; and

(C) the aggregate Unused Amounts (which aggregate amount will be reduced to the extent used after the date of this Agreement to repurchase, redeem or otherwise acquire or retire for value of any Equity Interests pursuant to this clause (k));

(l) payments or distributions to dissenting stockholders pursuant to Applicable Law in connection with any merger, amalgamation or consolidation with, or other acquisition of, another Person;

(m) to the extent constituting Restricted Payments, the payment of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Company and its Subsidiaries;

(n) any payments required to be made under the Registration Rights ~~Agreement; and~~Agreements;

(o) other Restricted Payments in an aggregate amount not to exceed $5,000,000~~.~~ ; and

(p) to the extent constituting Restricted Payments, the Company may consummate the Sixth Amendment transactions.

Section 7.8 Burdensome Actions.

(a) The Company and its Subsidiaries shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Investor’s rights under the Transaction Documents (or the Investor’s ability to exercise any such rights) or create, incur, assume or suffer to exist any Lien upon any Collateral or any assets of the Pledged Subsidiaries relating to Selinexor (other than Permitted Liens), or agree to do or suffer to exist any of the foregoing (other than the 2029 Convertible Exchange Note Indenture, the New 2028 Convertible Note Indenture, the Senior Loan Agreement and the Intercreditor Agreement). Without limiting the generality of the foregoing, the Company shall not enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Company Party to (i) pledge its property pursuant to the Transaction Documents or (ii) perform any of its obligations under the Transaction Documents or any Selinexor Material Contract in any material respect (other than the 2029 Convertible Exchange Note Indenture, the New 2028 Convertible Note Indenture, the Senior Loan Agreement and the Intercreditor Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall not take any action or abstain from taking any action, directly or indirectly, which action or abstinence would have the effect of altering the terms and conditions of this Agreement or the other Transaction Documents (or any ancillary documents thereto) in a manner that could reasonably be expected to result in a Material Adverse Effect.

(b) The Company and its Subsidiaries shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), grant any right to any other Person with respect to any Included Product included in the Collateral or amend or waive any requirements under any agreement with respect to any Included Product included in the Collateral that could reasonably be expected to result in a Material Adverse Effect (other than the 2029 Convertible Exchange Note Indenture, the New 2028 Convertible Note Indenture, the Senior Loan Agreement and the Intercreditor Agreement).

(c) Notwithstanding Section 7.8(a) and (b) above, the Company is expressly permitted to consummate the Sixth Amendment Transactions.

Section 7.9 Affiliates. The Company shall not (a) permit any Affiliate that is not a Subsidiary to own any portion of the Collateral (or assets owned by any Pledged Subsidiary relating to Selinexor) or (b) permit any Affiliate that is not a Subsidiary to own any assets that generate Net Revenues~~.~~ ; provided that nothing in this Section 7.9. shall prohibit the Sixth Amendment Transactions.

ARTICLE VIII

THE CLOSINGS

Section 8.1 Closing. Subject to the terms of this Agreement, the closings of the transactions contemplated hereby (each, a “Closing”) shall take place on:

(a) for the initial Closing (the “Initial Closing”), on September 27, 2019 (the “Initial Closing Date”) following the satisfaction of the conditions set forth in Section 8.3(a), or such other time and place as the parties hereto mutually agree; and

(b) for the subsequent Closing (the “Subsequent Closing”), subject to the satisfaction of the conditions set forth in Section 8.2, on the fifteenth (15th) Business Day (the “Subsequent Closing Date”) following the Investor Representative’s receipt of both (A) the written notification from the Company of satisfaction of the other conditions set forth on Exhibit B and (B) the Company’s and Investor Representative’s mutual election to have the Subsequent Closing, or such other time and place as the parties hereto mutually agree~~; and~~.

~~(c) for the third and/or fourth Closing (the “Third Closing” and/or the “Fourth Closing” as applicable), subject to the satisfaction of the 2021 Sales Milestone Condition and/or the Positive SIENDO Study Condition (as applicable), on the fifteenth (15th) Business Day following the Investor Representative’s receipt of the written notification from the Company of satisfaction of the 2021 Sales Milestone Condition and/or the Positive SIENDO Study Condition (as applicable), or such other time and place as the parties hereto mutually agree (the “Third Closing Date” or “Fourth Closing Date” (as applicable)).~~

Section 8.2 ~~Conditions to Third and/or Fourth Closing(s)~~[Reserved].

~~(a) The obligations of the Investor relating to the Third Closing shall be subject to the following conditions: (i) no Bankruptcy Event with respect to the Company or any of its Subsidiaries or no Special Termination Event, Default or Event of Default shall have occurred and be continuing (ii) either (but not both) of the 2021 Sales Milestone Condition or the Positive SIENDO Study Condition shall have been satisfied and (iii) the Investor Representative shall have received certification from a Responsible Officer of the Company of the satisfaction of the conditions set forth in clauses (i) and (ii) of this sentence. The Company shall notify the Investor Representative within ten (10) Business Days after the satisfaction of the 2021 Sales Milestone Condition or the Positive SIENDO Study Condition (as applicable).~~

~~(b) The obligations of the Investor relating to the Fourth Closing shall be subject to the following conditions: (i) no Bankruptcy Event with respect to the Company or any of its Subsidiaries or no Special Termination Event, Default or Event of Default shall have occurred and be continuing (ii) both the 2021 Sales Milestone Condition and the Positive SIENDO Study Condition shall have been satisfied and (iii) the Investor Representative shall have received certification from a Responsible Officer of the Company of the satisfaction of the conditions set forth in clauses (i) and (ii) of this sentence. The Company shall notify the Investor Representative within ten (10) Business Days after the satisfaction of the 2021 Sales Milestone Condition or the Positive SIENDO Study Condition (as applicable)~~

Section 8.3 Closing Deliverables of the Company.

(a) At the Initial Closing, the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i) Transaction Documents. Receipt by the Investor Representative of executed counterparts (include by electronic means) of this Agreement and the other Transaction Documents, executed by the parties thereto (in a manner reasonably acceptable to the Investor Representative), in each case in form and substance satisfactory to the Investor Representative.

(ii) Organization Documents, Resolutions, Etc. Receipt by the Investor Representative of the following, each of which shall be originals or facsimiles, in form and substance satisfactory to the Investor Representative and its legal counsel:

(A) copies of the Organization Documents of each Grantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of such Grantor to be true and correct as of the Initial Closing Date;

(B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Grantor as the Investor Representative may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Grantor is a party; and

(C) such documents and certifications as the Investor Representative may reasonably require to evidence that each Grantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(iii) Opinions of Counsel. Receipt by the Investor Representative of a written legal opinion of (1) Goodwin Procter LLP and (2) the general counsel of the Company, in each case, addressed to the Investor Representative, dated the Initial Closing Date and in form and substance previously agreed between the Company and the Investor Representative.

(iv) Perfection and Priority of Liens. Receipt by the Investor of the following:

(A) searches of Uniform Commercial Code filings in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens;

(B) UCC financing statements for each appropriate jurisdiction as is necessary, in the Investor’s sole discretion, to perfect the Investor’s security interest in the Collateral;

(C) all certificates evidencing any certificated Equity Interests pledged to the Investor, together with duly executed in blank and undated stock powers attached thereto; and

(D) searches of ownership of, and Liens on, the Patent Rights of each Grantor in the appropriate U.S. governmental offices.

(v) Responsible Officer’s Certificate. Receipt by the Investor Representative of a certificate of a Responsible Officer of the Company certifying that the representations and warranties set forth in Article IV are true and correct on and as of the Initial Closing Date.

(vi) Attorney Costs; Due Diligence Expenses. The Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Investor and all reasonable and documented due diligence expenses of the Investor, in each case, incurred prior to or at the Initial Closing Date in accordance with Exhibit G; provided that the condition set forth in this clause (ii) will be satisfied by the transfer by the Investor of an amount equal to the First Investment Amount minus the amount owed by the Company under this clause (ii).

(vii) Other. Such other documents, instruments, agreements, reports, statements, due diligence items and information as may be reasonably requested by the Investor Representative.

(b) At the Subsequent Closing, the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i) A certificate of a Responsible Officer of the Company (the statements made in which shall be true and correct on and as of the applicable Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Company and (y) confirming that resolutions of the governing body of the Company authorizing and approving the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company’s jurisdiction of organization, stating that the Company is in good standing under the Applicable Laws of such jurisdiction.

(ii) a certificate of a Responsible Officer of the Company certifying the satisfaction of the condition set forth on Exhibit B and such documents evidencing the satisfaction of such conditions as may be requested by the Investor Representative.

(iii) a certificate of a Responsible Officer of the Company certifying that the representations and warranties set forth in Article IV are true and correct on and as of the Subsequent Closing Date.

(iv) The Company shall have paid reasonable and documented fees, charges and disbursements of counsel to the Investor and all reasonable and documented due diligence expenses of the Investor, in each case, incurred prior to or at the Subsequent Closing Date (it being understood and agreed that such amount shall not exceed $50,000); provided that the condition set forth in this clause (iv) will be satisfied by the transfer by the Investor of an amount equal to the Second Investment Amount minus the amount owed by the Company under this clause (iv).

~~(c) At the Third and/or Fourth Closing (as applicable), the Company shall deliver or cause to be delivered to the Investor Representative the following:~~

~~(i) A certificate of a Responsible Officer of the Company (the statements made in which shall be true and correct on and as of the applicable Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Company and (y) confirming that resolutions of the governing body of the Company authorizing and approving the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company’s jurisdiction of organization, stating that the Company is in good standing under the Applicable Laws of such jurisdiction.~~

~~(ii) a certificate of a Responsible Officer of the Company certifying the satisfaction of the 2021 Sales Milestone Condition and/or the Positive SIENDO Study Condition (as applicable) and such documents evidencing the satisfaction of such conditions as may be requested by the Investor Representative.~~

~~(iii) a certificate of a Responsible Officer of the Company certifying that the representations and warranties set forth in Article IV are true and correct on and as of the Third or Fourth Closing Date (as applicable), subject to any applicable updates to the Schedules to the Revenue Interest Financing Agreement.~~

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality; Permitted Use. During the Payment Term and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”). The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care. Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

Section 9.2 Exceptions. The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates prior to the date of disclosure by the disclosing Party; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (d) independently developed by the Recipient or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.

Section 9.3 Permitted Disclosures. The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates: (a) is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or commercialization of an Included Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents; or (b) discloses such Confidential Information solely on a “need to know basis” to Affiliates, potential or actual: acquirers, merger partners, licensees, permitted assignees, collaborators (including Licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents, or (c) provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign tax authority, (d) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority; provided that (A) such Third Party or person or entity in subsection (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article IX; and (B) in the case of (a)(i) through (iv), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor.

Section 9.4 Return of Confidential Information. Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement, or destroy such Confidential Information; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by the Company. The Company agrees to indemnify and hold each of the Investor and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default under any covenant or agreement by the Company to the Investor pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the bad faith or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.

Section 10.2 Indemnification by the Investor. The Investor agrees to indemnify and hold each of the Company and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such the Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investor in any of the Transaction Documents or certificates given by the Investor in writing pursuant hereto or thereto, (b) any breach of or default under any covenant or agreement by the Investor pursuant to any Transaction Document and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the bad faith or willful misconduct of such the Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investor based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.

Section 10.3 Procedures. If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein. In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.

Section 10.4 Other Claims. A claim by an indemnified party under this Article X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this Article X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor Representative on behalf of the Company Indemnified Parties, and the Investor Representative shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties. Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party. If the indemnified party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the indemnified party is entitled to the full amount. If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 10.5 Exclusive Remedies. The indemnification afforded by this Article X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investor Representative in connection with the Investor Indemnification Obligations under Section 10.1(a) or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (A) the gross negligence, the bad faith or willful misconduct of the other Party or (B) acts or omissions based upon the written instructions from the other Party; provided that nothing in this Section 10.5 shall alter or affect the rights of the Investor to specific performance by the Company Parties under the Transaction Documents or the rights of the Investor to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.

Section 10.6 Certain Limitations. The indemnification afforded by this Article X shall be subject to the following limitations:

(a) With respect to indemnification by the Company pursuant to Section 10.1(a), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to (1) the Hard Cap and the amount of all of the other Obligations owed by the Company to the Investor hereunder (other than the indemnification amounts payable under Section 10.1(a)) as of the date of determination, minus (2) the aggregate amount of all of the payments collected or received by the Investor Representative (and any direct or indirect transferee of the Investor Representative to whom any interest in the Revenue Interests is transferred) hereunder as of such date of determination (other than (i) any payments collected or received as a reimbursement of expenses incurred by any Investor Indemnified Party (including attorney’s fees) and (ii) any indemnification payments collected or received pursuant to Section 10.1(a)), minus (3) the aggregate amount collected or received by the Investor Representative (and any direct or indirect transferee of the Investor Representative to whom any interest in the Revenue Interests is transferred) pursuant to the exercise of its rights under Section 10.1(a) (without duplication of any amounts collected or received pursuant to clause (2)) prior to such date of determination to the extent such amount was not collected or received in connection with a Third Party Claim. Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.

(b) With respect to indemnification by the Investor pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount equal to the excess (if any) of (A) the aggregate amount of all of the payments collected or received by the Investors from the Company prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Investor or any indemnification amounts collected or received in connection with a Third Party Claim) over (B) the Investment Amount.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.1 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company or any Guarantor fails to pay any amounts to the Investor when and as required to be paid herein, including, without limitation, the Company’s failure to (i) pay the Revenue Interests in an amount equal to the Included Product Payment Amount for any Quarterly Payment Date (other than with respect to the Quarterly Payment Dates waived by the Investor Representative pursuant to Section 3.1(a) and/or the Sixth Amendment) and such failure continues for more than two (2) Business Days (unless such failure was solely as a result of accounting errors made by the Company in good faith without gross negligence in calculating the Quarterly Net Revenues and the Included Product Payment Amount for such Quarterly Payment Date) or pay any late or unpaid Revenue Interests and any interest accrued thereto and reimburse the Investor Representative for audit expenses pursuant to Section 3.5(b), (ii) pay the Under Performance Payments pursuant to Section 3.1(b), or pay the Special Termination Amount pursuant to Section 3.1(e) or (iii) pay any other amounts when due and payable hereunder; or

(b) Specific Covenants. Any Company Party fails to perform or observe any term, covenant or agreement contained in Section 3.1(~~d~~c) (Change of Control), Section 6.6 (IP Rights), Section 6.7 (Existence), Section 6.8 (Commercialization of the Included Product), Section 6.9 (Financial Statements), Section 6.19 (Anti-Corruption Laws) and Article VII (Negative Covenants); provided that in the case of any such default is susceptible to cure and can be cured within five (5) Business Days after the earlier of the date on which (i) a Responsible Officer of any Company Party has Knowledge of such failure and (ii) written notice thereof shall have been given to the Company by the Investor Representative, the Company shall have such five (5) Business Day period to cure such default; or

(c) Other Defaults. Any Company Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Company Party has a Knowledge of such default and (ii) written notice thereof shall have been given to the Company by the Investor Representative; or

(d) Insolvency Proceedings, Etc. The Company or any Company Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(e) Inability to Pay Debts; Attachment. (i) The Company or any other Company Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f) Judgments. There is entered against the Company or any Company Party one or more final judgments or orders for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that result in a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(g) Indebtedness. The Company or any other Company Party (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness for money borrowed in excess of $5,000,000 (or its foreign currency equivalent) or, (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any Permitted Debt Facility Documents or any documents relating to any other Indebtedness and, as a result of such failure, any other party to that agreement or instrument has accelerated the maturity of any Indebtedness thereunder; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or would result in liability of any Company Party in an aggregate amount in excess of $25,000,000; or

(i) Invalidity of Transaction Documents. Any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Company Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Company Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(j) Security Interest. Any security interest purported to be created by the Security Agreement or shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the Investor pursuant hereto or thereto (other than as a result of the failure by Investor of taking any action required to maintain the perfection of such security interests), or shall be asserted by the Company not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral.

(k) Selinexor. There occurs any revocation, withdrawal, suspension or cancellation of any Regulatory Approval in the United States of Selinexor which results in the Company or its Subsidiaries being prevented from marketing or selling Selinexor in the United States and such revocation, withdrawal, suspension or cancellation continues for sixty (60) days.

Section 11.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, subject to the terms and provisions of the Intercreditor Agreement in all respects, the Company shall immediately pay the Final Payment Amount to the Investor Representative. In addition, subject to the terms and provisions of the Intercreditor Agreement in all respects, the Investor Representative may exercise on behalf of itself and the Investor all rights and remedies available to it and the Investor under the Transaction Documents and Applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of the Investor to pay or advance any funds shall automatically terminate, and the amounts of the Hard Cap (less amounts of Revenue Interest theretofore received) and all other Obligations of the Company Parties shall automatically become due and payable, in each case without further act of the Investor, but subject to the terms and provisions of the Intercreditor Agreement in all respects.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification and payment of Losses under Article X or to seek specific performance under Section 12.2 based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 12.2 Specific Performance. Each of the Parties hereto acknowledges that the other Party hereto will have no adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of the Transaction Documents. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 12.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission (other than facsimile transmission) with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

•	if to the Company, to:

Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

Newton, MA 02459

Attn: ~~Michael Mason~~Lori Macomber, Chief Financial Officer

Email: [***]

•	with a copy to (which shall not constitute notice):

•

•	Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

•	Newton, MA 02459

Attn: ~~Christopher Primiano~~Michael Mano, General Counsel

Email: [***]

•	with a copy to (which shall not constitute notice):

•

•	~~Goodwin Procter~~Sidley Austin LLP

~~100 Northern~~787 Seventh Avenue

~~Boston, Massachusetts 02210~~

~~Attn: Arthur R. McGivern~~

~~Email: [***]~~

•	New York, New York 10019

Attn: Anthony Grossi

•	Mark Adler

•	Email: [***]

•

•	if to the Investor, to:

HealthCare Royalty Management, LLC

on behalf of each entity constituting the Investor

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Clarke B. Futch

Managing Partner

Email: [***]

•	With a copy (which shall not constitute notice) to:

HealthCare Royalty Management, LLC

on behalf of each entity constituting the Investor

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: John A. Urquhart

Email: [***]

•	With a copy (which shall not constitute notice) to:

HealthCare Royalty Management, LLC

on behalf of each entity constituting the Investor

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Chief Legal Officer

Email: [***]

•	with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attn: ~~Ira J. Schacter~~Michael S. Gambro

E-mail: [***]

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor. The Investor may assign any of its obligations and rights hereunder to any other Person without the consent of the Company; provided that, if no Special Termination Event, Default or Event of Default shall have occurred and be continuing, the Investor may not assign any of its obligations and rights hereunder to any Person set forth on Schedule 12.4 without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Investor shall give notice of any such assignment to the Company promptly after the occurrence thereof. The Company shall maintain a “register” for the recordation of the names and addresses of, and the amounts owing to, each Investor from time to time. Notwithstanding anything to the contrary contained in this Agreement, no assignment of any interest of any Investor shall be effective until such assignment is recorded in the register and, consistent with the foregoing, the Company shall treat any Investor recorded in the register as an Investor under this Agreement, notwithstanding notice to the contrary. The Company shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents. Any purported assignment of rights or obligations in violation of this Section 12.4 will be void.

Section 12.5 Independent Nature of Relationship. The relationship between the Company and the Investor is solely that of lender and borrower, and neither the Company nor the Investor has any fiduciary or other special relationship with the other Party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investor as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 12.6 Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 12.7 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.7~~(b)~~. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law. Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 12.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ~~SECTION~~Section 12.8.

Section 12.9 Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 12.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 12.11 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company and the Investor Representative. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.12 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.

Section 12.13 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Intercreditor Agreement. The terms of the Intercreditor Agreement will apply, where applicable, to this Agreement. A copy of the Intercreditor Agreement will be made available to each Investor upon request. Each Investor acknowledges and agrees to the terms of such Intercreditor Agreement, as the same may further be amended, restated, supplemented or otherwise modified pursuant to the terms hereof, and agrees that the terms thereof shall be binding on such Investor and its successors and assigns, as if it were a party thereto. Each Investor authorizes and instructs the Investor Representative to enter into the Intercreditor Agreement on behalf of the Investors, and to take all actions (and execute all documents) required by it in accordance with the terms of the Intercreditor Agreement. Each Investor is responsible for making its own analysis and review of each of the Intercreditor Agreement and the terms and provisions thereof, and neither the Investor Representative nor any of its Affiliates makes any representation to any Investor as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement.

Notwithstanding anything in this Agreement to the contrary, the lien and security interest granted to the ~~Replacement Agent~~Investor Representative pursuant to this Agreement and the other Transaction Documents (other than the Intercreditor Agreement) and the exercise of any right or remedy by the ~~Replacement Agent~~Investor Representative under this Agreement and the other Transaction Documents (other than the Intercreditor Agreement) are subject to the provisions of the Intercreditor Agreement and the rights of the Senior Loan Agent, the ~~New~~ 2029 Convertible

~~Notes~~Exchange Note Trustee, the New ~~2029~~2028 Convertible Note Trustee, the Note Collateral ~~Agent~~Trustee and the rights of certain other persons party or that may become party to the Intercreditor Agreement from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Transaction Documents (other than the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern and control.

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